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Exhibit 10.121

                              ARKANSAS MANOR LEASE

                                 by and between

                              AHP OF COLORADO, INC.

                                   "Landlord"

                                       and

                                 ARKANSAS, INC.

                                    "Tenant"

                            Dated as of June 13, 1995









June 14, 1995 4:22pm


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                                TABLE OF CONTENTS
                                                                            Page
ARTICLE I DEFINITIONS......................................................   1

ARTICLE II        LEASE OF PROPERTY........................................  12

ARTICLE III       TERM OF LEASE............................................  13

            3.1   Term of Lease............................................  13
            3.2   Option to Extend Term of Lease...........................  13

ARTICLE IV        RENT.....................................................  14

      4.1   Payment of Landlord's Transaction Expenses.....................  14
      4.2   Payment of Base Rent and Additional Charges....................  14
      4.3   Base Rent......................................................  14
      4.4   Rent Adjustment................................................  15
      4.5   Additional Charges.............................................  15
      4.6   Triple Net Lease...............................................  15

ARTICLE V   IMPOSITIONS....................................................  19

      5.1   Payment of Impositions.........................................  19
      5.2   Notice of Impositions..........................................  20
      5.3   Adjustment of Impositions......................................  20
      5.4   Utility Charges................................................  21
      5.5   Insurance Premiums.............................................  21

ARTICLE VI        TERMINATION OR ABATEMENT OF LEASE........................  21

ARTICLE VII       OWNERSHIP OF PROPERTY....................................  22

      7.1   Ownership of the Property......................................  22
      7.2   Tenant's Personal Property; Security Interest..................  22

ARTICLE VIII      CONDITION AND USE OF PROPERTY............................  23

      8.1   Condition of the Property......................................  23
      8.2   Use of the Property............................................  24
      8.3   Landlord to Grant Easements....................................  25



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                                                                            Page

      8.4   Hazardous Substances...........................................  25

ARTICLE IX        LEGAL REQUIREMENTS AND INSURANCE
                  REQUIREMENTS.............................................  29

      9.1   Compliance with Legal Requirements, Insurance
                  Requirements and Instruments.............................  29
      9.2   Covenants Regarding Legal Requirements.........................  29

ARTICLE X         CONDITION OF THE PROPERTY................................  29

      10.1  Maintenance and Repair.........................................  29
      10.2  Encroachments and Restrictions.................................  31

ARTICLE XI        CAPITAL ADDITIONS........................................  32

      11.1  Construction of Capital Additions..............................  32
      11.2  Capital Additions Financed or Paid for by Landlord.............  32
      11.3  Capital Additions Paid for by Tenant...........................  34
      11.4  Disposition of Capital Additions upon Expiration or
            Termination of Lease...........................................  35
      11.5  Non-Capital Additions..........................................  35
      11.6  Salvage........................................................  35
      11.7  No Liens on Landlord's Interest................................  35

ARTICLE XII       LIENS....................................................  35

ARTICLE XIII      CONTESTS.................................................  36

ARTICLE XIV       INSURANCE................................................  37

      14.1  Central Insurance Requirements.................................  37
      14.2  Replacement Cost...............................................  38
      14.3  Additional Insurance...........................................  39
      14.4  Waiver of Subrogation..........................................  39
      14.5  Form of Insurance..............................................  39
      14.6  Change in Limits...............................................  39
      14.7  Blanket Policy.................................................  40
      14.8  No Separate Insurance..........................................  40



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                                                                            Page

ARTICLE XV        INSURANCE PROCEEDS.......................................  40

      15.1  Handling of Insurance Proceeds.................................  40
      15.2  Reconstruction in the Event of Damage or
            Destruction Covered by Insurance...............................  41
      15.3  Reconstruction in the Event of Damage or
            Destruction Not Covered by Insurance...........................  42
      15.4  Payment of Proceeds on Tenant's Property and
            Capital Additions Paid by Tenant...............................  43
      15.5  Handling of Business Interruption Insurance....................  43
      15.6  Restoration of Tenant's Property...............................  43
      15.7  Abatement of Rent..............................................  43
      15.8  Damage Near End of Term........................................  43
      15.9  Termination of Option to Purchase..............................  44
      15.10       Waiver...................................................  44

ARTICLE XVI       CONDEMNATION.............................................  44

      16.1  Definitions....................................................  44
      16.2  Parties' Rights and Obligations................................  45
      16.3  Total Taking...................................................  45
      16.4  Allocation of Portion of Award.................................  45
      16.5  Partial Taking.................................................  46
      16.6  Temporary Taking...............................................  46

ARTICLE XVII      DEFAULTS AND REMEDIES....................................  47

      17.1  Events of Default..............................................  47
      17.2  Certain Remedies...............................................  49
      17.3  Termination....................................................  50
      17.4  Application of Funds...........................................  51
      17.5  Landlord's Right to Cure Tenant's Default......................  51
      17.6  NHI's Right to Cure............................................  51
      17.7  Waiver.........................................................  51

ARTICLE XVIII     CURE BY TENANT OF LANDLORD DEFAULTS......................  52



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                                                                            Page

ARTICLE XIX       PURCHASE OF PROPERTY BY TENANT...........................  52

      19.1  Purchase of the Property.......................................  52
      19.2  Failure to Close Purchase......................................  53

ARTICLE XX        HOLDING OVER.............................................  53

ARTICLE XXI       RISK OF LOSS.............................................  53

ARTICLE XXII      LIABILITY OF PARTIES.....................................  54

      22.1  Indemnification by Tenant......................................  54
      22.2  Indemnification by Landlord....................................  55
      22.3  Continuing Liability...........................................  55

ARTICLE XXIII     ASSIGNMENT...............................................  55

      23.1  Assignment and Subletting......................................  55
      23.2  Attornment.....................................................  56
      23.3  Sublease Limitation............................................  56

ARTICLE XXIV      INFORMATION FROM TENANT..................................  57

      24.1  Officer's Certificates.........................................  57
      24.2  Financial Information..........................................  57
      24.3  Licensing Information..........................................  58

ARTICLE XXV       APPRAISALS OF THE PROPERTY AND
                  OPTIONS..................................................  58

      25.1  Appraisers.....................................................  58
      25.2  Method of Appraisal............................................  59

ARTICLE XXVI      OPTIONS TO PURCHASE......................................  59

      26.1  Landlord's Option to Purchase Tenant's Personal
            Property; Transfer of Licenses.................................  59
      26.2  Tenant's Option to Purchase the Property.......................  60
      26.3  Tenant's Right of First Refusal................................  61



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                                                                           Page

ARTICLE XXVII     FACILITY MORTGAGE.......................................  61

ARTICLE XXVIII    LIMITATION OF LIABILITY.................................  62

ARTICLE XXIX      ADDITIONAL COVENANTS OF TENANT..........................  62

      29.1  Additional Negative Covenants.................................  62
      29.2  Additional Affirmative Covenants..............................  64
      29.3  Security for the Lease........................................  66

ARTICLE XXX       MISCELLANEOUS...........................................  67

      30.1  Landlord's Right to Inspect...................................  67
      30.2  No Waiver.....................................................  67
      30.3  Remedies Cumulative...........................................  68
      30.4  Acceptance of Surrender.......................................  68
      30.5  No Merger of Title............................................  68
      30.6  Conveyance by Landlord........................................  68
      30.7  Quiet Enjoyment...............................................  68
      30.8  Notices.......................................................  69
      30.9  Survival of Terms; Applicable Law.............................  70
      30.10       Exculpation of Landlord's Officers and Agents...........  70
      30.11       Transfers Following Termination.........................  70
      30.12       Tenant's Waivers........................................  71
      30.13       Memorandum of Lease.....................................  71
      30.14       Arbitration.............................................  71
      30.15       Modifications...........................................  71
      30.16       Attorneys' Fees.........................................  71
      30.17       Brokers.................................................  71



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                              ARKANSAS MANOR LEASE

      This ARKANSAS MANOR LEASE (the "Lease") is executed as of June 13, 1995, by and between AHP OF COLORADO, INC., a Colorado corporation, having its principal office at 6400 South Fiddler's Green Circle (Suite 1800), Englewood, Colorado 80111, as Landlord, ("Landlord") and ARKANSAS, INC., a Colorado corporation, having its principal office at 2105 Clubhouse Drive, Greeley, Colorado 80634, as Tenant ("Tenant").

                                    RECITALS

      Signature Health Care Corporation, a Delaware corporation ("Signature") and Landlord have entered into the Assignment Agreement of even date herewith (the "Assignment"), pursuant to which Signature has assigned to Landlord all of Signature's rights under the Purchase and Sale Agreement dated April 11, 1995 between Signature and Colorado National Bank to acquire certain real and personal property utilized in connection with the operations of "Arkansas Manor, " a 120 bed long-term care property located in Denver, Colorado ("Arkansas Manor") and "Cornerstone Care Center," a 153 bed long-term care property in Lakewood, Colorado ("Cornerstone") (collectively, Arkansas Manor and Cornerstone are the "Colorado Properties"), and related facilities, including, but not limited to, the Property (as defined in Article II). Landlord desires to lease Arkansas Manor to Tenant who desires to hire the same from Landlord pursuant to this Lease.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      For all purposes of this Lease, unless otherwise expressly provided in this Agreement or the context in which such term is used indicates a contrary intent, (a) the terms defined in this Article shall have the meanings ascribed to them in this Article, (b) all accounting terms not otherwise defined in this Article shall have the meanings ascribed to them in accordance with generally accepted accrual method accounting principles at the time applicable, (c) all references in this Lease to designated "Articles," Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease and (d) the words "herein," hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.


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      "ACH Transfer" shall mean the method of electronic payment initiated by
Tenant through Tenant's financial institution utilizing the National Automated Clearinghouse Association system.

      "Additional Charges" shall have the meaning ascribed to such term in
Section 4.5.

      "Affiliate" of any person or entity (the "Subject") shall mean (a) any person which, directly or indirectly, controls or is controlled by or is under common control with the Subject, (b) any person owning, beneficially, directly or indirectly, ten percent (10%) or more of the outstanding capital stock, shares or equity interests of the Subject or (c) any officer, director, employee, general partner or trustee of the Subject or any person controlling, controlled by or under common control with the Subject (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of the Subject). As used in this definition, the term "person" means and includes governmental agencies and authorities, political subdivisions, individuals, corporations, limited liability companies, general partnerships, limited partnerships, stock companies or associations, joint ventures, associations, trusts, banks, trust companies, land trusts, business trusts and any other entity of any form whatsoever, and "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, through the ownership of voting securities, partnership interests or other equity interests, or through any other means.

      "AHP" shall mean American Health Properties, Inc., a Delaware corporation.

      "Assignment" shall have the meaning ascribed thereto in the Recitals to this Lease.

      "Award" shall have the meaning ascribed to such term in Section 16.1(c)

      "Base Rent" shall mean, with respect to the Fixed Term, the amount of $406,310.57 per year.

      "Business Day" shall mean any day on which banking institutions in Denver, Colorado are open for the conduct of normal banking business.

      "Capital Additions" shall mean (a) one or more new buildings located on the Land or to be used, directly or indirectly, as part of the Facilities, one or more additional structures annexed to any portion of any of the Improvements,
(c) the material expansion of existing Improvements, (d) the construction of a new wing or new


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story on existing Improvements, or (e) any expansion, construction, renovation or conversion of existing Improvements to (i) increase the bed or service capacity of the Facilities or (ii) change the purpose for which the Facilities are utilized. Notwithstanding anything to the contrary contained in Article XI, in the event it is necessary to abate or otherwise take corrective action with respect to the existence of a Hazardous Substance (as hereinafter defined) located in, on or under the Property or in the Improvements, such abatement or corrective action shall not be deemed to be a Capital Addition and shall be the sole responsibility of Tenant at its sole cost and expense.

      "Capital Additions Cost" shall mean the cost of any Capital Additions made by Tenant, whether paid for by Tenant or Landlord. Such cost shall include (a) the costs of constructing the Capital Additions, including site preparation and improvement, materials, labor, supervision, developer and administrative fees, the costs of design, engineering and architectural services, the costs of fixtures, the costs of construction financing (including but not limited to capitalized interest) and other similar costs approved in writing by Landlord,
(b) if agreed to by Landlord in writing in advance, the purchase price and other acquisition costs, or applicable ground lease rental payable for any period such ground lease is in effect to and including the date upon which such Capital Addition is completed and occupied or in operation, as the case may be, of any land which is acquired or leased for the purpose of placing thereon all or any portion of the Capital Additions or for providing means of access thereto, or parking, facilities therefor (including the costs of surveying the same and recording, title insurance and escrow fees and charges), (c) insurance premiums, real estate taxes, water and sewage charges and other carrying, charges for such Capital Additions during their construction, (d) fees and expenses of legal counsel, (e) any documentary transfer or similar taxes, (f) any applicable regulatory or administrative fees and charges, and any costs, charges, fees or expenses paid or incurred in connection with obtaining, any applicable permits, licenses, franchises, authorizations, certificates of need, certificates of occupancy and similar authorizations and entitlements and (g) all other reasonable costs and expenses of Landlord or Tenant, as applicable, and any lending institution which has committed to finance the Capital Additions, including, but not limited to, (i) the fees and expenses of their respective legal counsel, (ii) any printing, duplicating and messenger expenses, (iii) any filing, registration and recording taxes and fees, (iv) any documentary transfer or similar taxes, (v) any title insurance charges and appraisal fees, (vi) any rating agency fees and (vii) any commitment or similar fees charged by any lending institution financing or offering to finance any portion of such Capital Additions.

      "Cash Flow" shall mean, for any period of determination, an amount equal to the sum of the amounts for such period of (i) net


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income before income taxes, (ii) depreciation, amortization and other similar non-cash charges, including depreciation and interest expense related to the Equipment, (iii) Base Rent and (iv) Additional Rent.

      "Check Payment Date" shall mean that certain day five Business Days prior to the first day of each calendar month occurring during the Term hereof.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Commencement Date" shall have the meaning ascribed to such term in
Section 3.1.

      "Condemnation" shall have the meaning ascribed to such term in Section 16.1(a).

      "Condemnor shall have the meaning ascribed to such term in Section
16.1(d).

      "Consolidated Financials" shall mean, for any fiscal year (or other accounting period) for Tenant and Guarantors and Affiliates thereof statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year (or period), all of which shall be prepared in accordance with generally accepted accounting principles.

      "Cornerstone Lease" shall mean that certain lease entered into between Landlord and Cornerstone Care, Inc., a Colorado corporation, as of June 13, 1995 with respect to Cornerstone.

      "Date of Taking" shall have the meaning ascribed to such term in Section 16.1(b).

      "Douglas Manor Lease" shall mean that certain lease entered into between Landlord and Douglas Manor, Inc., a Colorado corporation, as of June 30, 1995 with respect to that certain property known as Douglas Manor, a 64 bed long-term care property located in Douglas, Arizona.

      "Encumbrance" shall have the meaning ascribed to such term in Article
XXVII.

      "Equipment" shall have the meaning given to that term in the Purchase Agreement.


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      "Event of Default" shall have the meaning ascribed to such term in Section
17.1.

      "Extended Term" shall have the meaning ascribed to such term in Section
3.2.

      "Facility" shall mean the health care facility presently operated on the Land, or with Landlord's consent, such other general health care facility, general health and rehabilitation hospital, psychiatric hospital, nursing home, retirement center, congregate living facility, health care related apartments or hotel, medical office building, or other medical facility with treatment, diagnostic, or surgical facilities for inpatient or outpatient care (which may include but is not limited to acute care inpatient facilities, skilled nursing facilities, intermediate care facilities, home health agencies, ambulatory care clinics or similar facilities) offering other related health care products and services being operated or proposed to be operated on the Land from time to time in accordance with the Provisions of this Lease.

      "Facility Mortgage" shall have the meaning ascribed to such term in
Section 14.1.

      "Fair Market Added Value" shall mean the Fair Market Value (hereinafter defined) of the Property (including all Capital Additions without regard to the source of payment for such Capital Additions) less the Fair Market Value of the Property determined as if no Capital Additions which were paid for by Tenant (to the extent not reimbursed by Landlord) had been constructed.

      "Fair Market Rental" shall mean, with respect to the Property (including any Capital Additions or portions thereof paid for by Landlord) the rental paid on a net basis as provided in Section 4.6 hereof which a willing, tenant not compelled to rent would pay to a willing landlord not compelled to lease for the highest and best medical use and occupancy of such property permitted pursuant to this Lease for the term in question, assuming that Tenant is not in default under this Lease. For purposes of this Lease, Fair Market Rental shall be determined in accordance with the appraisal procedures set forth in Article XXV.

      "Fair Market Value" shall mean, with respect to the Property, including all Capital Additions, the price that a willing buyer not compelled to buy would pay to a willing seller not compelled to sell such property, assuming that (a) this Lease is not in effect, (b) that the Property had been exposed for sale in the market for a reasonable period of time, (c) that such seller must pay any closing costs and title insurance premiums with respect to such sale and (d) that the Property is fully licensed by all governmental agencies having jurisdiction thereof, is and will continue to be operated for the Primary Intended Use and is otherwise a going concern. For purposes of this Lease, Fair Market


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Value shall be determined in accordance with the appraisal procedures set forth in Article XXV.

      "Fair Market Value Purchase Price" shall mean the Fair Market Value of the Property less the Fair Market Added Value.

      "Fiscal Year" shall mean the 12-month period commencing January 1 and terminating December 31.

      "Fixed Charges" shall mean the amount equal to the sum of Base Rent plus principal and interest payments on debt.

      "Fixed Term" shall have the meaning ascribed to such term in Section 3.1.

      "Fixtures" shall have the meaning ascribed to such term in clause (d) of
Article II.

      "Guarantors" shall mean Signature Health Care Corporation and Yankee Creek Management Services LLC.

      "Hazardous Substances" shall mean those substances, materials, and wastes listed in the United States Department of Transportation Table (49 CFR 172 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part
302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law including, without limitations any material, waste or substance which is (i) hydrocarbons, petroleum and petroleum products, (ii) asbestos, (iii) polychlorinatedbiphenyls,
(iv) formaldehyde, (v) radioactive substances, (vi) flammables and explosives,
(vii) described as a "hazardous substances pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321 or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (viii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section
6903), (ix) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et. seq. (42 U.S.C. Section 9601), as the same may be amended from time to time, or (x) any other substance, waste or material which could presently or at any time in the future cause a detriment to or impair the value or beneficial use of the Land or other Property (which, for purposes of this definition shall include all air, soils, ground water, surface water and soil vapor) or constitute or cause a health, safety or environmental hazard on, under or about the Land or other Property or to any person who may enter on, under, or about the Land or other Property or require remediation at the behest of any governmental agency.


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      "Impacted Facility" shall have the meaning specified in Section 15.2.

      "Impositions" shall mean all taxes (including without limitation all real property taxes imposed upon the Land, Improvements or other portions of the Property, including, but not limited to all tangible and intangible personal property, ad valorem, sales, use, single business, gross receipts, transaction privilege, documentary stamp (if any are associated with this Lease or the transactions contemplated hereby), rent or similar taxes relating to or imposed upon Landlord, any portion of the Property, Tenant or its business conducted upon the Land), assessments (including without limitation all supplemental real property tax assessments or assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including without limitation license, permit, franchise, inspection, authorization and similar fees) and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character or nature whatsoever with respect to or connected with the Property or the business conducted thereon by Tenant (including all interest, penalties and fines thereon due to any failure or delay in payment thereof) which at any time prior to, during or with respect to the Term hereof may be assessed or imposed on or with respect to, or may be a lien upon (a) Landlord's interest in the Property, (b) the Property or any part thereof or any Rent therefrom or any estate, right, title or interest therein, (c) Landlord's capital invested in the State as represented by the Property, or (d) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Property or the leasing or use of the Property or any part thereof by Tenant. Impositions shall not include
(1) any tax based on net income (whether denominated as a franchise, capital stock or other tax) imposed upon Landlord or any other person, whether imposed on "net taxable earned surplus" or otherwise, (2) any transfer tax imposed upon Landlord or any other person or (3) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Property or the proceeds thereof, nor any tax, assessment, tax levy or charge described in the first sentence of this paragraph which is in effect at any time during the Term hereof to the extent such tax, assessment, tax levy or charge is totally or partially repealed, unless a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof, in which case the substitute tax, assessment, tax levy or charge shall be deemed to be an Imposition.

      "Improvements" shall have the meaning ascribed to such term in clause (b) of Article II.


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      "Initial Base Rent" shall mean the amount of Base Rent in the initial year of the Term.

      "Initial Investment Cost" shall mean $4,066,155.28.

      "Insurance Requirements" shall mean all terms and conditions of any insurance policy required by this Lease and all requirements of the issuer of any such insurance policy.

      "Land" shall mean all of that certain real property situated in the City and County of Denver, State of Colorado and more particularly described in Exhibit A attached hereto and incorporated herein by reference, and any other parcel of land acquired or leased and made subject to this Lease in connection with a Capital Addition.

      "Landlord Group" shall mean any one or more of Landlord, AHP, any Affiliate of Landlord or AHP and any shareholder of AHP.

      "Landlord's Total Investment" shall mean an amount equal to the sum of (y) the Initial Investment Cost and (z) all Capital Additions Costs pertaining to the Property paid for by Landlord pursuant to Section 11.2 of the Lease.

      "Landlord's Transaction Expenses" shall mean all reasonable out-of-pocket expenses incurred by Landlord in connection with (i) the preparation of this Lease, the Purchase Agreement and any Substitute Lease and the instruments contemplated hereunder and thereunder, and any other instruments required to be executed and delivered by Tenant to Landlord in connection, herewith or therewith (whether or not the transactions hereby or thereby contemplated shall be consummated) and (ii) the transactions contemplated to be performed hereunder and thereunder, including but not limited to the reasonable fees and disbursements of Landlord's legal counsel, title insurance premiums, recording taxes and fees, survey fees, valuation or appraisal fees, engineering fees and architects' fees.

      "Lease" shall mean this document, as the same may be amended from time to time in accordance herewith.

      "Lease Reserve Fund" shall have the meaning ascribed thereto in Section 29.3(c).

      "Lease Year" shall mean the period commencing on the Commencement Date and ending on the first anniversary thereof, except that if the Commencement date is other than the first day of a calendar month, the first Lease Year shall end 12 months from the last day of the calendar month immediately preceding the Commencement Date. Thereafter, each Lease Year shall be the 12 month period beginning on the next day following expiration of the preceding Lease Year. If the Term ends prior to the last day of a


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Lease Year, the final Lease Year shall be deemed to end on the day the Term ends.

      "Leases" shall mean the Lease, the Cornerstone Lease, the Douglas Manor Lease and the Safford Lease, collectively.

      "Legal Requirements" shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, common law, decrees and injunctions affecting the Property or the maintenance, construction, use, alteration, occupancy or operation thereof, whether now or hereafter enacted and in force (including any of the foregoing which may require repairs, modifications or alterations in or to the Property), all permits, licenses, certificates, franchises, authorizations, land use entitlements, zoning and regulations relating thereto, and all covenants, conditions, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant), at any time in force affecting the Property.

      "Minimum Repurchase Price" shall mean the Initial Investment Cost, plus the Capital Additions Cost of any Capital Additions financed or paid for by Landlord, less the net amount (after deduction of all reasonable legal fees and other costs and expenses, including without limitation expert witness fees, incurred by Landlord in connection with obtaining any such proceeds or awards) of any proceeds of insurance paid to and retained by Landlord in accordance with
Article XV of this Lease and of any Awards received by Landlord and not applied to restoration of the Property in accordance with Article XVI of this Lease.

      "NM" shall mean National Health Investors, Inc.

      "Notice" shall mean a notice given pursuant to Section 30.8 hereof.

      "Officer's Certificate" shall mean a certificate of Tenant signed by the chief financial officer or another officer authorized so to sign by resolutions adopted by the board of directors or the articles of incorporation or by-laws of the general partner of the Tenant or by any other person whose power and authority to act has been authorized by delegation in writing by the chief financial officer of the general partner of the Tenant.

      "Overdue Rate" shall mean, as of a specified date, a rate of interest equal to the Prime Rate plus three percent, but in no event greater than the maximum rate of interest then permitted under applicable law.

      "Payment Date" shall mean any due date for the payment of any installment of Base Rent.

      "Permitted Encumbrances" shall mean the matters, if any, set forth in Exhibit B attached hereto and incorporated herein by reference.

      A "person" shall mean any natural person, corporation, limited liability company, business trust, association, company, partnership or government (or any agency or political subdivision thereof) or, for purposes of the definition of "Change of Control" herein, any group acting in concert (within the meaning of Section 13(d) of the Securities Exchange Act of 1934).

      "Primary Intended Use" shall mean a long-term care facility licensed by the State and such additional uses which are licensed or applied for on the date hereof or are permitted by Landlord from time to time hereunder.

      "Properties" shall mean the Property subject to the Leases, collectively. "Property" shall have the meaning ascribed to such term in Article II.

      "Purchase Agreement" shall have the meaning given to that term in the Assignment.

      "Rent" shall mean the Base Rent and Additional Charges.

      "Safford Lease" shall mean that certain lease entered into between Landlord and Safford Care, Inc., a Colorado corporation, as of June 30, 1995 with respect to that certain property known as Safford Care Center, a 128 bed long-term care property located in Safford, Arizona.

      "Sale" shall have the meaning specified in Section 26.2.

      "Security Agreement" shall mean the Security and Pledge Agreement of even date between Tenant, as Debtor, and Landlord, as Secured Party.

      "Security Letter of Credit" shall have the meaning ascribed thereto in
Section 29.3.

      "Signature Guaranty" shall mean that certain Guaranty of even date herewith executed by Signature Health Care Corporation in favor of Landlord.

      "State" shall mean the State of Colorado.

      "Taking" shall mean a taking or voluntary conveyance during the Term hereof of all or any part of the Property, or any interest therein, right with respect thereto or use thereof, as a result of, incidental to, or in settlement of any condemnation or other eminent domain proceedings affecting such Property, regardless of whether such Proceedings shall have actually been commenced.

      "Tangible Net Worth" shall mean, as of the date of determination, the sum of the following for Tenant and its consolidated subsidiaries, if any, on a consolidated basis, determined in accordance with generally accepted accounting principles (a) the amount of capital or stated capital (after deducting the cost of any shares held in the applicable entity's treasury); plus (b) the amount of capital surplus and retained earnings; or (c) in the care of a capital or retained earnings deficit, minus the amount of such deficit and less (d) the amount, if any, carried on the books of the entity and any consolidated subsidiaries of the entity for goodwill, patents, trademarks, copyrights, licenses, and other assets which are properly classified as intangible assets under generally accepted accounting principles.

      "Tenants" shall mean Arkansas, Inc., Cornerstone Care, Inc., Douglas Manor, Inc. and Safford Care, Inc., collectively.

      "Tenant's Personal Property" shall mean all machinery, equipment, furniture, furnishings, movable walls or partitions, computers or other personal property, and consumable inventory and supplies, including, without limiting the generality of the foregoing, sterilizer units, scrub sinks, mail boxes, desks, lamps, chairs, beds, bedstands, surgical lamps, water stills, fume hoods, non-affixed cabinetry, tables, and similar movable equipment, owned by Tenant and used or useful in Tenant's business on the Land, but in no event any items included within the definition of Equipment or Fixtures.

      "Term" shall mean the Fixed Term and any Extended Terms, as the context may require, unless earlier terminated pursuant to the Provisions of this Lease.

      "Total Rent" shall mean the sum of Base Rent and Additional Charges.

      "Transfer Payment Date" shall mean the first Business Day of each calendar month occurring during, the Term hereof.

      "Unavoidable Delays" shall mean delays due to strikes, lockouts, inability to procure materials, power failures, acts of God, governmental restrictions, enemy action, civil commotion, unavoidable casualty and other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto.

      "Yankee Creek Guaranty" shall mean that certain Guaranty of even date herewith executed by Yankee Creek Management Services LLC in favor of Landlord.

                                   ARTICLE II
                                LEASE OF PROPERTY

      Landlord hereby leases, demises and lets to Tenant, and Tenant hereby hires, takes and leases from Landlord, upon the terms and subject to the conditions hereinafter set forth, TO HAVE AND TO HOLD, all of Landlord's right, title and interest in and to all of the following (the "Property"):

      (a) the Land;

      (b) all buildings, structures and other improvements of every kind, including but not limited to the Facility, all buildings and structures hereafter constructed upon the Land and all alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas, roadways and other related on-site and offsite improvements appurtenant to such buildings and structures presently or hereafter situated upon the Land, and any and all Capital Additions paid for by Landlord pursuant to Section 11.2 of this Lease (the "Improvements");

      (c) all machinery and equipment and all other tangible personal property, fittings, appliances, apparatus, furniture, furnishings now and hereafter located on, affixed to or used in connection with the Facility;

      (d) all easements, licenses, rights-of-way and appurtenances relating to the Land and the Improvements); and

      (e) all "fixtures" as that term is defined in the State now and hereafter located in, on or used and incorporated into the Land or Improvements (the "Fixtures").

                                   ARTICLE III
                                  TERM OF LEASE

      3.1 Term of Lease. The initial term of this Lease shall commence on June 13, 1995 ("Commencement Date"), and, unless extended or terminated earlier in accordance with the provisions of this Lease, shall remain in effect until June 30, 2005 (the "Fixed Term"). Notwithstanding the foregoing, if, for any reason, through no fault of Landlord, Landlord cannot deliver possession of the Property to Tenant on the Commencement Date, Landlord shall not be subject to any liability, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder or extend the Term hereof, but in such case, Tenant shall not be obligated to pay Rent or to perform any other obligation of Tenant under this Lease until possession of the Property is tendered to Tenant.

      3.2 Option to Extend Term of Lease.

      (a) Subject to the provisions of Paragraph (c) below, Landlord hereby grants to Tenant an option to extend the term of the Lease, for three additional consecutive ten-year renewal terms (each, an "Extended Term," and collectively, the "Extended Terms"). Each of the Extended Terms shall be upon the same terms and conditions as those set forth for the Fixed Term except that Base Rent shall be the then current Fair Market Rental which, unless otherwise mutually agreed to by Landlord and Tenant, shall be determined by appraisal pursuant to the provisions of Article XXV; provided that the annual Base Rent for each Extended Term shall not be less than 102 1/2% of the sum of Base Rent payable during the last year of the Fixed Term or preceding Extended Term, as the case may be. The Base Rent for the Extended Term provided for herein for the second and each subsequent Lease Year of the Extended Term shall be increased to an amount equal to one hundred two and one-half percent (102 1/2%) of the Base Rent for the preceding twelve month period, calculated by applying such percentage increases on a cumulative basis to the Base Rent payable during each of the preceding Lease Years. Each such option may only be exercised by Tenant if, at the time such option is exercised, an Event of Default shall not exist and be continuing, and shall be exercised by Tenant by delivery of Notice to that effect to Landlord not less than 180 days but not more than 360 days prior to the date upon which this Lease otherwise would terminate. Tenant's exercise of any option to extend the term of this Lease for an extended term pursuant to this Section
3.2 shall constitute Tenants' irrevocable and binding commitment to lease the Property on the terms stated in this Lease for the whole of such Extended Term. If Tenant is unable to exercise any option due to the provisions of this Lease, the time during which such option may be exercised shall not be extended or enlarged. The failure of Tenant to exercise any of the options for the Extended Terms within the respective times specified in this Section shall thereby terminate any remaining such options.

      (b) Time is strictly of the essence with respect to the requirement that Tenant gives timely Notice of its exercise of any options hereunder, including, but not limited to, the options for the Extended Terms, and Tenant's failure timely to exercise any option strictly in accordance with its terms shall constitute a material, irredeemable and incurable failure to satisfy a condition precedent to the vesting of any rights in Tenant pursuant to such option, and Tenant hereby expressly waives any right to claim relief from forfeiture, or any other form of equitable relief, from consequences of an untimely exercise of any such option strictly in accordance with its terms. The implied covenant of good faith and fair dealing under this Lease shall not be construed to impose upon

Landlord any obligation to notify Tenant in advance of the impending deadline for the exercise of any option hereunder, nor shall it obligate Landlord to excuse the tardy exercise of any option however slight.

      (c) Unless Landlord shall otherwise consent in its sole discretion, Tenant's right to extend the Term of the Lease is subject to the condition that upon any such extension, the terms of all of the other Leases will be extended concurrently.

                                   ARTICLE IV
                                      RENT

      4.1 Payment of Landlord's Transaction Expenses. On the Commencement Date, Tenant shall pay to Landlord all Landlord's Transaction Expenses. Landlord shall furnish Tenant with reasonable documentation concerning Landlord's Transaction Expenses.

      4.2 Payment of Base Rent and Additional Charges. During the Term, Tenant shall pay to Landlord at the times specified herein, in lawful money of the United States of America, without right of abatement, deduction, counterclaim, defense, reduction, recoupment or offset, by wire transfer or ACH Transfer of Federal Funds to such account or accounts as Landlord may designate from time-to-time in a Notice, by check delivered to Landlord at the address in
Section 30.8, or at such other place as Landlord may designate in writing, the Base Rent and the Additional Charges.

      4.3 Base Rent. Commencing on the first Business Day of the first full calendar month occurring coincident with or after the Commencement Date, and thereafter, for any Base Rent payment by wire transfer or ACH Transfer on the Transfer Payment Date, and if by check, Base Rent payment is due on the Check Payment Date, for the period beginning on the first Business Day and ending on the last day of the Term hereof, Tenant shall pay to Landlord an amount calculated by dividing (x) Base Rent by (y) 12, provided that the first payment of Base Rent shall include an additional payment for any partial calendar month occurring between the Commencement Date and the date of the first payment of Base Rent. Any payment of Base Rent for a period of less than one calendar month shall be prorated based upon the number of days for which such Base Rent is due divided by 30.

      4.4 Rent Adjustment. The Base Rent provided for herein for the second and each subsequent Lease Year of the Term shall be increased to an amount equal to one hundred two and one-half percent (102 1/2%) of the Base Rent for the preceding twelve month period, calculated by applying such percentage increases on a cumulative basis to the Base Rent payable during each of the preceding Lease Years.

      4.5 Additional Charges. Subject to Article XIII hereof, Tenant shall pay and discharge as and when due and payable all Impositions and other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease. If Tenant falls or refuses to pay any of the items referred to in the immediately preceding sentence, Tenant shall promptly pay and discharge every fine, penalty, interest and cost which may arise or accrue for the non-payment or late payment of such items. The aforementioned amounts, liabilities, obligations, Impositions, fines, penalties, interest and costs are referred to herein as "Additional Charges." The Additional Charges shall constitute Rent hereunder. If any Rent (but as to Additional Charges, only those which are payable directly to Landlord) shall not be paid on its due date, Tenant shall pay to Landlord on demand, as an Additional Charge, a late charge to the extent permitted by law, computed at the Overdue Rate on the amount of such Rent from the due date of such Rent to the date such Rent is paid. Any payment by Tenant of Additional Charges to Landlord pursuant to any requirement of this Lease shall relieve Tenant of its obligation to pay such Additional Charges to the entity to which they would otherwise be paid.

      4.6 Triple Net Lease.

      (a) Triple Net Lease. This Lease is what is commonly called a "net net net lease", it being understood that Landlord shall receive all Rent as provided in this Article free and clear of any and all Impositions, encumbrances, charges, obligations or expenses of any nature whatsoever in connection with the ownership and operation of the Property. In addition to the Rent reserved by this Article, except as expressly provided herein to the contrary, Tenant shall pay to the parties respectively entitled thereto all Impositions, insurance premiums, operating charges, maintenance charges, construction costs and any other charges, costs and expenses which arise or may be contemplated under any provisions of this Lease during the Term hereof. All of such charges, costs and expenses shall constitute Rent, and upon the failure of Tenant to pay any such costs, charges or expenses, Landlord shall have the same rights and remedies as otherwise provided in this Lease for the failure of Tenant to pay Rent and Landlord shall be indemnified and saved harmless by Tenant from and against the same. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by the Tenant and that Tenant shall in no event be entitled to any abatement of or reduction in Rent payable under this Lease except as herein expressly provided. Any present or future law to the contrary shall not alter this agreement of the parties.

      (b) Bankruptcy. Tenant covenants and agrees that it shall remain obligated under this Lease in accordance with its terms, and that Tenant shall not take any action to terminate, rescind or avoid this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceeding affecting Landlord or any assignee of Landlord in any such proceeding and notwithstanding any action with respect to this Lease which may be taken by any trustee or receiver of Landlord or any such assignee in any such proceeding or by any court in any such proceeding.

      (i) In the event that Tenant shall file a petition, or an order for relief is entered against Tenant, under Chapter 7, 9, 11 or 13 of the Bankruptcy Code, 11 U.S.C.S. 101 et seq. (the "Bankruptcy Code") and the trustee of Tenant shall elect to assume this Lease for the purpose of assigning the same, such assumption or assignment may only be made if all the conditions of subsections
(ii) and (iii) of this Section 4.8(b) are satisfied. If the trustee or debtor-in-possession, as the case may be, shall fail to elect to assume this Lease within 60 days after such trustee shall have been appointed, or the date of filing of the petition, at Landlord's election (and in its sole and absolute discretion) this Lease shall be deemed to have been rejected and, in such event, Landlord shall thereupon immediately be entitled to possession of the Property without further obligation to the trustee or Tenant, and this Lease shall be canceled, but Landlord's right to be compensated for damages in the bankruptcy proceedings shall survive such cancellation.

      (ii) No election to assume this Lease shall be effective unless in writing and addressed to Landlord and unless, in Landlord's business judgment, all the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable, have been satisfied:

      (A) The trustee (or Tenant, as debtor-in-possession) has cured or has provided Landlord adequate assurance that:

      (I) within ten days from the date of such assumption, the trustee (or debtor-in-possession) will cure all monetary defaults under this Lease; and

      (II) within 30 days from the date of such assumption, the trustee (or debtor-in-possession) will cure all non-monetary defaults under this Lease or commence to cure within 30 days and thereafter diligently pursue to completion.

      (B) The trustee (or debtor-in-possession) has compensated, or has provided to Landlord adequate assurance that within ten days from the date of assumption Landlord will be compensated, for any pecuniary loss incurred by Landlord arising from the default of the Tenant or the trustee (or the debtor-in-possession) as recited in Landlord's written statement of pecuniary loss sent to the trustee (or debtor-in-possession);

      (C) The trustee (or debtor-in-possession) has provided Landlord with adequate assurance of the future performance of each of Tenant's obligations under this Lease, provided that:

            (I) the trustee (or debtor-in-possession) shall also deposit with Landlord, as security for the timely payment of Rent, an amount equal to (w) three months' Base Rent and (x) the last quarterly payment of Percentage Rent and (y) the other monetary charges accruing under this Lease; and

            (II) the obligations imposed upon the trustee (or debtor-in-possession) shall continue with respect to Tenant after completion of bankruptcy proceedings.

      (D)   Landlord has determined that the assumption of the Lease will not:

            (I) breach any provision in any agreement by which Landlord is bound relating to the Property; or

            (II) disrupt, in Landlord's reasonable judgment, the reputation and profitability of the Property.

      (E)   For purposes of this subsection, "adequate assurance" shall mean:

            (I) Landlord shall determine that the trustee (or debtor-in-possession) has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the trustee (or debtor-in-possession) will have sufficient funds to fulfill the obligations of Tenant under this Lease; and

            (II) an order shall have been entered segregating sufficient cash payable to Landlord, or there shall have been granted a valid and perfected first lien and security interest in property of the Tenant or trustee (or debtor-in-possession), acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee (or debtor-in-possession) to cure the monetary or nonmonetary defaults under this Lease within the time periods set forth above.

            (iii) If the trustee (or debtor-in-possession) has assumed the Lease pursuant to all the provisions of subsections (i) and (ii) of this Section 4 8(b), for the purpose of assigning (or electing to assign) Tenant's interest under this Lease or the estate created thereby to any other person, such interest or estate may be so assigned only if Landlord shall acknowledge in writing that the intended assignee has provided adequate assurance of future performance of all the terms, covenants and conditions of this Lease to be performed by Tenant. For purposes of this subsection (iii), "adequate assurance of future performance" means that Landlord shall have ascertained that each of the following conditions has been satisfied:

      (A) the assignee has submitted a current financial statement audited by a certified public accountant which shows tangible net worth and working, capital in amounts determined to be sufficient by Landlord to assure the future performance by such assignee of Tenant's obligations under this Lease;

      (B) if requested by Landlord, the assignee shall have obtained guarantees in form and substance satisfactory to Landlord from one or more persons who satisfy Landlord's standards of creditworthiness;

      (C) Landlord has obtained all consents to waivers from any third parties required under any lease, mortgage, financing arrangement or other agreement by which Landlord is bound to enable Landlord to permit such assignment;

      (D) the assignee has deposited an adequate security deposit with Landlord; and

      (E) the assignee has demonstrated that its intended use of the Property is consistent with the terms of this Lease and will not diminish the reputation of the Facility, or violate any "exclusive" which has been guaranteed by Tenant to any permitted subtenant in the Property.

      (iv) When, pursuant to the Bankruptcy Code, the trustee (or debtor-in-possession) shall be obligated to pay reasonable use and occupancy charges for the use of the Property or any portion thereof, such charges shall not be less than the Rent.

      (v) Neither Tenant's interest in the Lease, nor any lesser interest of Tenant herein, nor any estate of Tenant hereby created, shall pass to any trustee, receiver, assignee for the benefit of creditors or any other person by operation of law or otherwise unless Landlord shall consent to such transfer in writing. No acceptance by Landlord of rent or any other payments from any such trustee, receiver, assignee or person shall be deemed to have waived, nor shall it waive the need to obtain Landlord's consent to, or Landlord's right to terminate this Lease for, any transfer of Tenant's interest under this Lease without such consent.

      (vi) Any person to whom this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all the obligations arising under this Lease on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.

                                    ARTICLE V
                                   IMPOSITIONS

      5.1 Payment of Impositions. Tenant shall pay, or cause to be paid, all Impositions prior to delinquency and before any fine, penalty, interest or cost may be added for non-payment (subject to Tenant's rights of contest pursuant to the provisions of Article XIII). Such payments shall be made directly to the authorities levying such Impositions, if possible. Tenant shall, promptly upon request by Landlord, furnish to Landlord original or certified copies of receipts or other reasonably satisfactory evidence of such payments. Tenant's obligation to pay Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Property or any part thereof. Notwithstanding, the foregoing, if any such Imposition may, at the option of the payor, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), and so long as no Event of Default shall have occurred hereunder and be continuing, Tenant may pay the same (and shall pay any accrued interest on the unpaid balance of such Imposition) in installments, and in such event shall pay such installments (subject to Tenant's right of contest pursuant to the provisions of Article XIII) as the same become due and before any fine, penalty, premium, further interest or cost is added thereto. Landlord shall, at its expense and to the extent required or permitted by applicable laws and regulations, prepare and file all returns with respect to Landlord's net income, gross receipts, sales, use, single business, transaction privilege, rent, ad valorem and franchise taxes, and with respect to taxes on Landlord's capital stock. Tenant shall, at its expense, and to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports with respect to any Imposition as may be required of Tenant by governmental agencies or authorities. If any refund shall be due from any taxing, authority with respect to any Imposition paid by Tenant, the same shall be paid over to and retained by Tenant unless an Event of Default shall have occurred hereunder and be continuing, in which case such refund shall be paid over to and retained by Landlord. Any such funds retained by Landlord due to an Event of Default shall be applied as provided in Article XVII. Landlord and Tenant shall, each upon a request by the other, provide such information as is maintained by the party to whom the request is made with respect to the Property as may be reasonably necessary to prepare any required returns or reports. If any governmental agency or authority classifies any property covered by this Lease personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, will provide to the other party, promptly upon request, cost and depreciation records reasonably necessary for filing returns for any property so classified as personal property. If Landlord is legally required to file any personal property tax returns, Landlord shall provide

Tenant with copies of any assessment notices with respect thereto in sufficient time for Tenant to file a protest with respect thereto if it so elects pursuant to Article XIII. If no Event of Default is then continuing, Tenant may at its option and sole cost and expense, upon written notice to Landlord, protest, appeal or institute such other proceedings as Tenant reasonably may deem appropriate to effect a reduction of real estate or personal property assessments so long as such action is conducted in good faith and with due diligence. In such event, Landlord, at Tenant's sole cost and expense, shall fully cooperate with Tenant in such protest, appeal, or other action. Tenant hereby agrees to indemnify, defend, save and hold Landlord harmless from and against any and all losses, demands, claims, obligations and liabilities against or incurred by Landlord in connection with such cooperation by Landlord. Billings by either party to the other for reimbursement of personal property taxes shall be accompanied by copies of a bill therefor and evidence of payments thereof which identify the personal property with respect to which such payments have been made.

      5.2 Notice of Impositions. Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge. Notwithstanding the foregoing, however, Landlord's failure to give any such Notice shall in no way diminish Tenant's obligations hereunder to pay such Impositions, but Landlord shall be responsible for any fine, penalty or interest resulting from its failure to give such notice and any default by Tenant hereunder shall be obviated for a reasonable time after Tenant receives Notice of any Imposition which it is obligated to pay.

      5.3 Adjustment of Impositions. Impositions imposed with respect to the tax period during which the Term expires or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such expiration or termination, so that Tenant is only obligated to pay that portion of such Imposition(s) pertaining to the tax period within the Term. The obligation of Tenant to pay its prorated share of Impositions shall survive expiration or earlier termination of this Lease.


      5.4 Utility Charges. Tenant shall pay or cause to be paid all charges for all utilities, including but not limited to electricity, power, gas, oil and water, used in the Property during the Term.

      5.5 Insurance Premiums. Tenant shall pay or cause to be paid all premiums for insurance coverage required to be maintained pursuant to Article XIV.

                                   ARTICLE VI
                        TERMINATION OR ABATEMENT OF LEASE

      Without limiting, the generality of Section 4.6, Tenant, to the full extent permitted by law, shall remain bound by this Lease in accordance with its terms. Tenant shall not take any action without the prior written consent of Landlord to modify, surrender or terminate this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and Rent and all other sums shall continue to be payable by Tenant hereunder in any event unless the obligation of Tenant to pay the same terminates pursuant to the express provisions of this Lease or by termination of this Lease (other than by reason of an Event of Default). Without limiting the generality of the immediately preceding sentence, Tenant shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of: (a) any damage to, or destruction of, all or any portion of the Property from whatever cause or any Taking of all or any portion of the Property; (b) the lawful or unlawful prohibition of, or restriction upon, Tenant's use of all or any portion of the Property, or the interference with such use or with Tenant's quiet enjoyment of the Property by any person or entity other than Landlord, or by reason of eviction by paramount title; (c) any claim which Tenant has or may have against Landlord by reason of any default or breach of any warranty by Landlord under this Lease or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceeding affecting Landlord or any assignee or transferee of Landlord; or (e) any other cause, whether similar or dissimilar to any of the foregoing (other than a discharge of Tenant from any such obligations as a matter of law). Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which (i) may now or hereafter be conferred upon it by law to modify, surrender or terminate this Lease or quit or surrender all or any portion of the Property or (ii) entitle Tenant to any abatement, reduction, suspension or deferment of Rent or other sums payable by Tenant hereunder.

                                   ARTICLE VII
                              OWNERSHIP OF PROPERTY

      7.1 Ownership of the Property. As between Landlord and Tenant the Property is, and throughout the Term shall continue to be, the property of Landlord. Tenant has only the right to the exclusive possession and use of the Property, upon the terms and subject to the conditions set forth in this Lease.

      7.2 Tenant's Personal Property; Security Interest. Tenant may, at its expense, install, affix, assemble or place on the

Property any items of Tenant's Personal Property and may, subject to the conditions set forth below, remove Tenant's Personal Property upon the expiration or earlier termination of this Lease or in the ordinary course of business (other than a termination upon an Event of Default) so long as any damage caused by such removal shall be promptly repaired by Tenant. Notwithstanding the foregoing, in order to secure the payment and the performance of all of Tenant's obligations under this Lease, Tenant hereby grants to Landlord a security interest in (and hereby pledges and collaterally assigns to Landlord) all of Tenant's rights, title and interest in and to Tenant's Personal Property, all whether now existing, or hereafter acquired and hereby further agrees to execute and deliver to Landlord, forthwith after demand by Landlord from time to time, any security agreement in a reasonable form determined by Landlord and such additional writings and instruments, including without limitation financing statements, as may be reasonably required by Landlord for the purpose of effectuating the intent of this sentence and Tenant agrees that Landlord shall have with respect to all Personal Property all rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State, including, but not limited to, the right after the occurrence of an Event of Default to use or sell Tenant's Personal Property, and Landlord shall not be required to remove any of such Personal Property from the Property and in no event shall Landlord be liable to Tenant for use of such Personal Property. Pending disposition of such Personal Property by Landlord, Landlord shall be entitled to use such Personal Property in connection with the operation (if any) of the Facility. Tenant shall not permit the Property or Personal Property to become subject to any liens or encumbrances of any kind without first obtaining the prior written consent of Landlord, except for liens or encumbrances permitted by Section 29.1(a). This Lease and the security interest granted Landlord hereby shall be subordinate to any purchase money security interest or capital lease permitted under Section 29.1(a). Landlord further agrees that Tenant may lease Personal Property, and Landlord shall execute and deliver such agreements as may be reasonably required by any permitted equipment lessor or the holder of a permitted purchase money security interest to confirm that Landlord's lien on the Personal Property in question is subordinate to the rights of such equipment lessor or lender and in each case Tenant shall use its best efforts to obtain from the holder of the purchase money debt or lessor of Personal Property, as the case may be, its agreement to (i) notify Landlord or its successors and assigns of any default by Tenant, (ii) allow Landlord or its successors and assigns an opportunity to cure any default, (iii) recognize Landlord or its successors and assigns as succeeding to Tenant's rights under the agreement in question and to the undisturbed use of the equipment, provided that Landlord fully complies with the terms of such agreement. Tenant shall provide and maintain on the Property during the entire Term such Tenant's Personal Property as shall be necessary to operate the Facility in compliance with all licensure and certification requirements, in substantial compliance with all Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the health care industry with respect to the Primary Intended Use or other uses then conducted on the Property by Tenant and permitted hereunder. All Tenant's Personal Property not removed by Tenant within thirty days following the expiration or earlier termination of this Lease shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving Notice thereof to Tenant and without any payment or obligation to account to Tenant. Tenant shall, at its sole cost and expense, restore the Property to the condition required by Section 10.1(d), including repair of all damage to the Property caused by the removal of Tenant's Personal Property, whether effected by Tenant or Landlord, except that caused by the gross negligence or willful misconduct of Landlord.


                                  ARTICLE VIII
                          CONDITION AND USE OF PROPERTY

      8.1 Condition of the Property. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AND SHALL BE SUBJECT TO NO LIABILITY WITH RESPECT TO, NOR SHALL THE VALIDITY OF THIS LEASE BE, AFFECTED. BY ANY CLAIM, DEMAND OR CAUSE OF ACTION REGARDING THE PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS DESIGN, CONDITION OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT. TENANT ACKNOWLEDGES AND AGREES THAT THE PROPERTY HAS BEEN INSPECTED BY TENANT, HAS BEEN APPROVED FOR OCCUPANCY BY ALL GOVERNMENT AGENCIES HAVING JURISDICTION THEREOVER AND IS SATISFACTORY TO IT IN ALL RESPECTS, INCLUDING FOR ITS PRIMARY INTENDED USE, AND THAT TENANT IS LEASING THE PROPERTY "AS IS" IN ITS PRESENT CONDITION, AND SUBJECT TO (A) THE EXISTING STATE OF TITLE, INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS, LICENSES, LEGAL REQUIREMENTS, MORTGAGES, DEEDS OF TRUST, ASSIGNMENTS OF LEASES, FIXTURE FILINGS AND OTHER FINANCING INSTRUMENTS AND ANY AND ALL OTHER MATTERS OF RECORD AND OTHERWISE EXCEPT TO THE EXTENT ANY OF THE FOREGOING WERE CAUSED OR CREATED BY LANDLORD, AND (B) MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE PROPERTY OR BY AN ACCURATE SURVEY OF THE LAND. TENANT WAIVES ANY AND ALL CLAIMS, DEMANDS AND CAUSE OR CAUSES OF ACTION HERETOFORE OR HEREAFTER ARISING AGAINST LANDLORD WITH RESPECT TO THE CONDITION OF THE PROPERTY.

      8.2 Use of the Property.

      (a) Tenant has obtained or duly applied for and shall maintain in effect all permits, licenses, authorizations and approvals needed to use and operate the Property and the Facility for Tenant's Primary Intended Use in accordance with all Legal Requirements.

      (b) Throughout the entire Term, Tenant shall use or cause to be used the Property in accordance with its Primary Intended Use and for such other uses as may be necessary in connection with or incidental to such use. Tenant shall not use the Property or any portion thereof for any other purpose whatsoever without the prior written consent of Landlord. The parties agree that Landlord's consent will not be deemed to be unreasonably withheld if, in the reasonable opinion of Landlord, the Tenant's proposed use of the Property will significantly alter the character or purpose or detract from the value or operating efficiency of the Property, or significantly impair the revenue-producing capability of the Property. No use shall be made or permitted to be made of the Property and no acts shall be done which violate any Legal Requirements or Insurance Requirements or which will cause the cancellation of any insurance policy covering the Property or any part thereof, nor shall Tenant sell or otherwise provide to patients therein, or permit to be kept, used or sold in, about or under the Property any Hazardous Substance (except in strict compliance with all Legal Requirements, but only as may be necessary to the operation of the Facility, with respect to such substances other than asbestos and hydrocarbons) or any other article which may be prohibited by the Legal Requirements or Insurance Requirements. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Property of any insurance board, association, organization or company necessary for the maintenance of the insurance required pursuant to this Lease.

      (c) Tenant shall not commit or suffer to be committed any waste nor shall Tenant cause or permit any nuisance on the Property.

          (d) Tenant shall neither suffer nor permit all or any portion of Tenant's Personal Property or the Property, including any Capital Addition whether or not financed or paid for by Landlord, to be used in such a manner as
(i) may impair the owner's title thereto or to any portion thereof or (ii) may make possible a claim or claims of adverse usage, adverse possession or implied dedication of all or any portion of the Property to the public, except as is necessary in the ordinary and prudent operation of the Property.

      8.3 Landlord to Grant Easements. Subject to the provisions of this Section 8.3, Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant's sole cost and expense (but subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed), (a) grant easements and other rights in the nature of easements burdening the Property for the benefit of real property adjacent to the Land or for the exclusive use and enjoyment of persons or entities specified by Tenant in such request but only as may be necessary for the operations of the Facility; (b) dedicate or transfer unimproved portions of the

Property for road, highway or other public purposes but only as may be necessary for the operation of the Facility; (c) execute petitioner to have the Property annexed to any municipal corporation or utility district; and (d) execute amendments to any covenants, conditions, restrictions and equitable servitudes affecting the Property, but only if each such grant, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Tenant on the Property and does not materially reduce the value of the Property in Landlord's reasonable discretion.

      8.4 Hazardous Substances.

      (a) All operations or activities upon, or any use or occupancy of the Property, or any portion thereof, by Tenant, or any agent, contractor, employee or subtenant of Tenant shall at all times during the Term be in all respects in strict compliance with any and all Local Requirements and Insurance Requirements relating to Hazardous Substances, including, but not limited to, the discharge and removal of Hazardous Substances. Tenant will keep the Property free and clear of all Hazardous Substances other than those Hazardous Substances which are necessary for the operation of the Facility (which Hazardous Substances shall be handled, used and disposed of in strict compliance with the Legal Requirements and Insurance Requirements) and Tenant shall pay all costs required properly to use, handle and dispose of all Hazardous Substance and shall keep the Property free and clear of any lien relating, to Hazardous Substances which may be imposed pursuant to the Legal Requirements and Insurance Requirements. Neither Tenant, nor any agent, contractor, employee or subtenant of Tenant shall allow the manufacture, storage, voluntary transmission or presence of any Hazardous Substances over or upon the Property (except in strict compliance with the Legal Requirements and Insurance Requirements). Landlord shall have the right at any time with notice to Tenant to conduct an environmental audit of the Property and Tenant shall cooperate in the conduct of such environmental audit. Furthermore, neither Tenant, nor any agent, contractor, employee or any subtenant of Tenant shall install or permit to be installed in or on the Property friable asbestos or any substance containing, asbestos or similarly deemed hazardous by governmental authorities or the Legal Requirements respecting such materials, and with respect to any such materials currently present in the Property, shall promptly either, subject to the terms of the letter agreement of even date herewith between Landlord and Tenant, (x) remove any material which such Legal Requirements deem hazardous and require be removed, at its sole cost and expense, or (y) otherwise comply with the Legal Requirements. Tenant shall promptly notify Landlord in writing of any order, receipt of any notice of violation or noncompliance with any applicable law, rule, regulation, standard or order, any threatened or pending action by any regulatory agency or other governmental authority or any claims made by any third party relating to Hazardous Substances on, emanations on or from, releases on or from, or threats of releases on or from any of the Property and shall promptly furnish Landlord with copies of any correspondence, notices or legal pleadings in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances on, released from or emanating on or from any part of the Property.

      (b) Without limiting, Section 22. 1, Tenant shall, with the right to participate in the applicable proceedings, indemnify, protect, defend (with counsel reasonably approved by Landlord) and hold Landlord, and the directors, officers, shareholders, employees and agents of Landlord, harmless from any claims (including, but not limited to, third party claims for personal injury or real or personal property damage), or natural resources damage, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, including reasonable attorneys' and paralegals' fees and expenses (including any such fees and expenses incurred in enforcing the covenants and obligations of Tenant under this Lease or collecting any sums due hereunder), consultant fees, and expert fees, together with all other costs and expenses of any kind or nature ("Costs") that arise directly or indirectly from or in connection with the presence, suspected presence, release or threatened release of any Hazardous Substance in or into or at, on, about, under or within the Property, to the extent that such Costs are not attributable to the gross negligence or willful misconduct of Landlord. The indemnification provided in this Section 8.4(b) shall specifically apply to and include claims or actions brought by or on behalf of employees or contractors of Tenant or employees or contractors of Tenant, and Tenant hereby expressly waives any immunity to which Tenant may otherwise be entitled under any industrial or workers' compensation laws. In the event Landlord shall suffer or incur any such Costs, Tenant shall pay to Landlord the total of all such Costs suffered or incurred by Landlord upon demand therefor by Landlord. Without limiting the generality of the foregoing, the indemnification provided by this Section 8.4(b) shall specifically cover Costs, including capital, operating and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any cleanup, containment, remedial, removal or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any non-governmental entity or person because of the presence, suspected presence, release or suspected release of any Hazardous Substance in or into the air, soil, groundwater, surface water or soil vapor at, on, about, under or within the Property (or any portion thereof), and any claims of third parties for loss or damage due to such Hazardous Substance, to the extent that such Costs are not attributable to the gross negligence or willful misconduct of Landlord. In addition, such indemnification shall include, but not be limited to, all loss or damage sustained by

Landlord or any third party to whom Landlord may be liable due to any Hazardous Substance (i) that is present or suspected to be present on, about, under or within the Property or (ii) that migrates, flows, percolates, diffuses or in any way moves onto, into or under the air, soil, groundwater, surface water or soil vapor at, on, about, under or within the Property, irrespective of whether such Hazardous Substance shall be present or suspected to be present on, about, under or within the Property as a result of any release, discharge, disposal, dumping, spilling or leaking (accidental or otherwise) onto the Property or caused by any person or entity; provided, however, that the indemnification obligation arising out of clauses (i) and (ii) above shall apply solely to the extent that such loss or damage is not attributable to the gross negligence or willful misconduct of Landlord.

      (c) In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other such work ("Remedial Work") is required under any applicable Legal Requirements, including, but not limited to, any judicial order or order of any governmental entity, or in order to comply with any agreements affecting the Property because of, or in connection with, any occurrence or event described in Section 8.4(b), Tenant shall perform or cause to be performed the Remedial Work in compliance with such law, regulation, order or agreement and subject to the final review and approval of Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, that Tenant may withhold such performance pursuant to a good faith dispute regarding the application, interpretation or validity of the law, regulation, order, or agreement, subject to the requirements of Section 8.4(d); provided, further, however, that Landlord shall reasonably cooperate with Tenant to the extent necessary to deliver such authorizations as may be required in order for Tenant to perform its obligations under this Section 8.4(c). All Remedial Work shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, which approval shall not be unreasonably withheld or delayed, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord, which approval shall not be unreasonably withheld or delayed. All costs and expenses of Remedial Work shall be paid by Tenant, including, but not limited to, the charges of such contractors and consulting engineer, and Landlord's reasonable attorneys' and paralegals' fees and other costs incurred in connection with the monitoring or review of such Remedial Work. In performing its obligations hereunder, Tenant shall be subrogated to any rights Landlord may have under any indemnifications or warranties from any present, future or former owners, tenants or occupants or users of the Property, to the extent available. In the event Tenant shall fail timely to commence, diligently to prosecute to completion or to complete to Landlord's reasonable satisfaction any necessary Remedial Work, Landlord may, but shall not be required to, cause such Remedial Work to be performed, and all costs and expenses thereof paid or incurred by Landlord in connection therewith shall be Costs within the meaning of Section 8.4(b). Landlord's disapproval of or dissatisfaction with any Remedial Work shall be deemed to be reasonable so long as Landlord's requirements for any Remedial Work are consistent with the then current requirements and standards imposed by prudent institutional investors in connection with their management of real property. All such Costs shall be due and payable upon demand therefor by Landlord. If Tenant fails to perform its obligations hereunder, Landlord shall be subrogated to any rights Tenant may have under any indemnifications from any present, future or former owners, tenants or other occupants or users of the Property relating to the matters covered by this Section 8.4.

      (d) Notwithstanding any provision of this Section 8.4 to the contrary, but without limiting, the provisions of Article XIII, Tenant shall be permitted to contest or cause to be contested, subject to compliance with the requirements of this Section 8.4(d) and Article XIII, by appropriate action any Remedial Work requirement, and Landlord shall not perform such requirement on its behalf, so long as Tenant has given Landlord written notice that Tenant is contesting or shall contest or cause to be contested the same, and Tenant actually contests or causes to be contested the application, interpretation or validity of the law, regulation, order or agreement pertaining to the Remedial Work by appropriate proceedings conducted in good faith with due diligence, provided that such contest shall not subject Landlord to civil liability nor jeopardize Landlord's interest in the Property or affect in any way the payment of any sums to be paid to Landlord. Tenant shall give such security or assurances as may be reasonably required by Landlord to insure compliance with the Legal Requirements pertaining to the Remedial Work (and payment of all costs, expenses, interest and penalties in connection therewith) and to prevent any sale, forfeiture or loss by reason of such nonpayment or noncompliance.

      (e) The provisions of this Section may be enforced by Landlord without regard to any other rights and remedies Landlord may have against Tenant under this Lease and without regard to any limitations on Landlord's recourse as may be otherwise provided in this Lease Tenant agrees that, notwithstanding any provision in this Lease to the contrary, a separate action or actions to enforce Tenant's obligations under this Section 8.4 may be brought and prosecuted against Tenant. Any costs and other payments required to be paid by Tenant to Landlord under this Section 8.4 which are not paid on demand therefor shall thereupon be considered delinquent Tenant shall pay to Landlord immediately upon demand therefor interest on such overdue amounts, from the date when due until paid, at the Overdue Rate.

                                   ARTICLE IX
                  LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS

      9.1 Compliance with Legal Requirements, Insurance Requirements and Instruments. Subject to the rights of Tenant as provided in Article XIII relating to permitted contests, Tenant, at its sole cost and expense, shall promptly (a) comply with all applicable Legal Requirements and Insurance Requirements with respect to the use, operation, maintenance, repair and restoration of the Property, whether or not compliance therewith shall require structural change in any of the Improvements or interfere with the use and enjoyment of the Property, and (b) procure, maintain and comply with all appropriate licenses, certificates of need, provider agreements and other permits, licenses, franchises and authorizations required for any use of the Property and Tenant's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Property or any part thereof, including without limitation any Capital Additions.

      9.2 Covenants Regarding Legal Requirements. Tenant covenants and agrees that it shall not use the Property or Tenant's Personal Property for any purpose which violates the Legal Requirements. Tenant has obtained or duly applied for and shall maintain all appropriate licenses, certificates, permits, provider agreements, franchises, authorizations and approvals necessary to operate the Property in its customary manner for the Primary Intended Use, and any other use conducted on the Property by Tenant and permitted by Landlord hereunder Tenant may, however, contest the legality or applicability of any such Legal Requirement as provided in Article XIII hereof.


                                    ARTICLE X
                            CONDITION OF THE PROPERTY

      10.1 Maintenance and Repair.

      (a) Tenant, at its sole cost and expense, shall keep the Property and all private roadways, sidewalks and curbs appurtenant thereto and which are under Tenant's control in good order, condition and repair and, except as otherwise expressly provided to the contrary in Article XIV, XV, or XVI with reasonable promptness, shall make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, patent or latent, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Term of this Lease and regardless of the cause necessitating repair. Tenant shall also be obligated at its expense to make all repairs, modifications and renovations necessary to comply with all licensing, safety and health and building code, regulations applicable to the Property so that it can be legally operated for its Primary Intended Use. All repairs by Tenant shall, to the extent reasonably achievable, be at least equal in quality to the original work. Tenant shall not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of all or any portion of the Property for the Primary Intended Use. Tenant shall give Landlord ten days prior written notice of any repair, replacement, modification or renovation pursuant to this Section the cost of which exceeds $200,000 and, prior to commencing any such repair, replacement, modification or renovation, shall provide to Landlord either (i) a lien payment and completion bond in form and substance and issued by a surety reasonably acceptable to Landlord or (ii) a payment and completion guaranty in form and substance and executed by a guarantor reasonably acceptable to Landlord, as Tenant may elect.

      (b) Landlord shall not under any circumstances be required to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Property, whether interior or exterior, structural or non-structural, ordinary or extraordinary, patent or latent, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, nor shall Landlord under any circumstances be required to maintain the Property in any other way, except as specifically provided herein. Tenant hereby waives, to the fullest extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law or equitable principle in effect at the time of the execution of this Lease or hereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanic's lien laws now or hereafter existing, and any other notices of a similar nature that Landlord may reasonably elect to give, record or post from time to time during, the Term.

      (c) Nothing, contained in this Lease, and no action or inaction by Landlord, shall be deemed or construed in any manner as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to all or any portion of the Property or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such a manner as would permit the making of any claim against Landlord with respect thereto, or to make any agreement that may create, or in any way may be the basis for the assertion of any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in all or any portion of the Property.

      (d) Unless Landlord conveys title to any of the Property to Tenant pursuant to the provisions of this Lease, Tenant shall, upon the expiration or earlier termination of this Lease, vacate and surrender the Property to Landlord in the condition in which the Property was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, and except for ordinary wear and tear (but subject to the obligation of Tenant under this Section to maintain the Property in good order, condition and repair during the entire Term of this Lease) and except for damage or destruction by casualty or condemnation which Tenant is not required to repair by the provisions of this Lease.

      10.2 Encroachments and Restrictions. If any of the Improvements shall at any time, during the Term violate any agreement or condition contained in any lawful covenant, condition, restriction, equitable servitude or other agreement affecting all or any portion of the Property, or shall impair the rights of others under any casement or right-of-way burdening the Property, provided that such agreement, covenant, condition, restriction or easement has not been created by Landlord, then promptly upon the request of Landlord, or at the behest of any person affected by violation or impairment and in such case, in the event of an adverse final determination, Tenant shall either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant, provided that Landlord shall consent to all such settlements or waivers or (b) make such changes in the Improvements and take such other actions as Tenant in the reasonable and good faith exercise of its judgment deems practicable to remove such encroachment and to end such violation or impairment, including, if necessary, the alteration of any of the Improvements provided that Landlord shall consent to all such alterations and the chances are not the result of any condition created solely by Landlord. With respect to any encroachments identified on the ALTA surveys of the Property delivered by Tenant to Landlord pursuant to the Purchase Agreement, Landlord agrees that it shall not require Tenant to obtain a waiver of or otherwise correct any such encroachment unless and until an affected third party notifies Landlord of its objection to any such encroachment. In any event Tenant shall, subject to Landlord's consent, take all such actions as may be necessary in order to be able to continue the operation of the Improvements for the Primary Intended Use substantially in the manner and to the extent the Improvements were operated prior to the assertion of such violation or impairment. Tenant shall not be responsible for any claims covered by Landlord's title insurance policy, and Landlord agrees that any proceeds recovered under such title insurance policy shall be made available to Tenant to remedy the claimed violation or restriction.

                                   ARTICLE XI
                                CAPITAL ADDITIONS

      11.1 Construction of Capital Additions.

      (a) If no Event of Default shall have occurred and be continuing, Tenant may, subject to the terms and conditions contained in this Article, construct or install Capital Additions on the Property with the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed as expressly provided herein. Tenant shall not be permitted to create any Encumbrance on the Property in connection with any such Capital Addition.

      (b) Prior to commencing construction of any Capital Addition, Tenant shall submit to Landlord in writing a proposal setting forth in reasonable detail any proposed Capital Addition and shall provide to Landlord such plans and specifications, permits, licenses, contracts and other information concerning the proposed Capital Addition as Landlord may reasonably request. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Addition, the use or uses to which it will be put and a good faith estimate of the change, if any, in the Gross Revenues that Tenant anticipates will be caused by such Capital Addition.

      (c) No Capital Addition shall be made which would tie in or connect any Improvements with any other improvements on property adjacent to the Property (and not part of the Property), including without limitation, tie-ins of buildings or other structures or utilities unless Tenant shall have obtained the prior written consent of Landlord, which consent Landlord may grant, withhold or delay in its sole discretion. All proposed Capital Additions shall be architecturally integrated and consistent with the Property.

      11.2 Capital Additions Financed or Paid for by Landlord.

      (a) Tenant shall be required to request that Landlord provide or arrange financing for any Capital Addition by providing to Landlord such information about such Capital Addition as Landlord may reasonably request. Landlord may, but shall be under no obligation to, meet the request, and within 60 days of receipt of such information, Landlord shall notify Tenant as to whether it will finance the proposed Capital Addition and, if so, the terms and conditions upon which it would do so, including the terms of any amendment to this Lease (including, without limitation, the increase in Base Rent described in clause
(iii) of subparagraph (b), below to compensate Landlord for the additional funds advanced by it). Notwithstanding the foregoing, Landlord shall not finance the cost of any proposed Capital Addition if such cost is less than $25,000. In no event shall the portion of the material, labor charges and fixtures of the Capital Additions Cost be less than seventy-five percent (75%) of the total amount of such cost. Tenant shall, within thirty (30) days of Tenant's receipt of Landlord's affirmative notice that Landlord will finance the proposed Capital Addition, give Landlord a notice accepting or rejecting Landlord's proposed financing.

            (b) If Landlord finances the Capital Additions Cost of the proposed Capital Addition, Tenant shall provide Landlord with the following (unless waived by Landlord in writing):

                  (i) prior to any disbursement of funds, such information, certificates, licenses, permits, authorizations, evidence of zoning and other documents reasonably requested by Landlord, or by any third party lender with whom Landlord has agreed or may agree to provide financing, as necessary to confirm that Tenant will be able to use the Capital Addition upon completion thereof in accordance with the Primary Intended Use for such Capital Addition, including all required federal, state or local government licenses, permits, authorizations and approvals;

                  (ii) prior to any disbursement of funds, an Officer's Certificate and, if requested, a certificate from Tenant's architect, setting forth in reasonable detail the projected (or actual, if available) Capital Additions Cost;

                  (iii) prior to or coincident with the first disbursement of funds, an amendment to this Lease (together with a memorandum thereof in recordable form), duly executed and acknowledged, in form and substance reasonably satisfactory to Landlord, providing for an increase in the Base Rent equal to the product of (x) the Capital Additions Cost of such Capital Addition and (y) 350 basis points in excess of the Ten-Year Treasury Rate, along with the legal description of any land obtained in connection with such Capital Addition and such other provisions as may be necessary or appropriate;

                  (iv) prior to or coincident with the first disbursement of funds, a construction and development agreement setting, forth the terms for Landlord's financing, and Tenant's construction of such Capital Additions;

                  (v) prior to or coincident with payment for any land obtained in connection with such Capital Addition, a deed conveying to Landlord title to such land, or, if applicable, a ground lease on terms acceptable to Landlord, which title or leasehold shall be free and clear of any liens, encumbrances or other exceptions to or matters affecting title except those approved by Landlord, and, upon completion of the Capital Addition, a final as-built survey thereof reasonably satisfactory to Landlord;

                  (vi) during construction and following completion of the Capital Addition, endorsements to any outstanding policy of title insurance covering the Property, or commitments therefor reasonably satisfactory in form and content to Landlord (x) updating the same without any additional exception except such as may be reasonably permitted by Landlord and (y) adding to its coverage any land acquired or leased in connection with such

Capital Addition and increasing the coverage thereof by an amount equal to the Fair Market Value of the Capital Addition (except to the extent covered by the owner's policy of title insurance referred to in subparagraph (vii) below);

                  (vii) following the advance of funds, if appropriate, (x) an extended coverage owner's policy of title insurance insuring fee simple title to any land conveyed to Landlord pursuant to subparagraph (v), free and clear of all liens and encumbrances except those approved by Landlord, and (y) a lender's policy of title insurance reasonably satisfactory in form and substance to Landlord and to any Lender with whom Landlord has agreed or may agree to provide financing; and

                  (viii) during or following the advancement of funds, prints of architectural and engineering drawings relating, to the Capital Addition and such other certificates (including, but not limited to, endorsements increasing the insurance coverage, if any, at the time required by Section 14.1), documents, opinions of counsel, appraisals, surveys, certified copies of duly adopted resolutions of the board of directors of Tenant authorizing the execution and delivery of the lease amendment, construction and development agreement and any other instruments as may be reasonably required by Landlord and any lender from whom Landlord has agreed or may agree to obtain financing.

            (c) Any new mortgage or supplement to any existing mortgage entered into by Landlord with any lending institution covering, the Property or any land referred to in subparagraph (iv) above shall be subject to the rights of Tenant under this Lease, as this Lease may be amended from time to time.

      11.3 Capital Additions Paid for by Tenant. If Landlord does not finance the cost of a Capital Addition under the terms of Section 11.2 and Tenant elects nevertheless to construct or cause to be constructed such Capital Addition, (i) Tenant shall not commence any construction with respect to such Capital Addition without first obtaining the prior written consent of Landlord (which Landlord shall not unreasonably withhold so long as the proposed Capital Addition will not, in Landlord's reasonable opinion, either (x) diminish the value of the property or (y) impair the Facility's ability to produce Gross Revenues and which consent shall be delivered to Tenant within 60 days of receipt by Landlord of Tenant's written proposal with respect to such Capital Addition), and (ii) Tenant shall pay the cost of such Capital Addition, and there shall be no adjustment in the Rent by reason of any such Capital Addition.

      11.4 Disposition of Capital Additions upon Expiration or Termination of Lease. Upon the expiration or earlier termination of this Lease, all Capital Additions shall pass to and become the property of Landlord, free and clear of all encumbrances.

      11.5 Non-Capital Additions. Tenant shall have the right to make additions, modifications or improvements to the Property which are not Capital Additions from time to time as it, in its reasonable discretion, may deem to be desirable for the Property's uses and purposes permitted hereunder, provided that such action does not (i) significantly and adversely alter the character or purpose or detract in any manner from the value or operating efficiency of the Property,
(ii) significantly impair the revenue-producing capability of the Property,
(iii) materially and adversely affect the ability of Tenant to comply with the provisions of this Lease, or (iv) result in a violation of any of the provisions of this Lease (including, but not limited to Articles XII or XXIX), and provided that, if the cost of such non-capital additions, modifications or improvements exceed $200,000 in any 12-month period, Tenant gives Landlord ten days' prior Notice of such addition, modification or improvement. The cost of such non-capital additions, modifications or improvements to the Property shall be paid by Tenant, and all such non-capital additions, modifications and improvements shall, without payment by Landlord at any time, be included under the terms of this Lease, and upon expiration or earlier termination of this Lease shall pass to and become the property of Landlord.

      11.6 Salvage. All materials which are scrapped or removed in connection with the construction of either Capital Additions permitted by Section 11.1, non-capital additions permitted by Section 11.5, or repairs required by Article X shall be or become the property of the party which paid for, or provided the financing for such work.

      11.7 No Liens on Landlord's Interest. In no event shall the interest of Landlord be subject to liens for improvements made by Tenant, whether under
Article 10, this Article 11, Article 15 or otherwise, and Tenant shall notify any and all contractors making, any improvements, repairs or additions to any portion of the Property that any lien to which such contractor may be entitled pursuant to the laws of the State shall not extend to the interest of Landlord in the Property.


                                   ARTICLE XII
                                      LIENS

      Subject to the provisions of Article XIII relating to permitted contests, Tenant shall not directly or indirectly create or allow to remain and shall promptly discharge at its expense any lien, encumbrance, security interest, attachment, title retention agreement or claim upon the Property or any attachment, levy, claim or encumbrance in respect of Rent, not including, however, (a) this Lease, (b) Permitted Encumbrances, (c) restrictions, liens and other encumbrances which are consented to in writing, by Landlord or expressly permitted under Section 29.1 (a) hereof, (d) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (e) subleases permitted by Article XXIII, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as the same are not yet payable or are payable without the addition of any fine or penalty and are in the process of being contested as permitted by Article XIII, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (i) the payment of such sums shall not be postponed for more than five days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or Generally accepted accounting principles shall have been made therefor or (ii) any such liens are in the process of being contested as permitted by Article XIII, and (h) any liens which are the responsibility of Landlord pursuant to the provisions of Article XXVII or are directly created or permitted by Landlord.


                                  ARTICLE XIII
                                    CONTESTS

      If no Event of Default has occurred and is then continuing, Tenant, on its own or on Landlord's behalf (or in Landlord's name), but at Tenant's sole cost and expense, upon ten days' prior Notice to Landlord, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, without prejudice to Landlord's rights hereunder the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Article XII, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Property, (b) neither the Property nor any Rent therefrom nor any part thereof or interest therein would be subject to any risk of being sold, forfeited, attached, foreclosed, or lost, (c) in the case of a Legal Requirement, Landlord would not be in any danger of incurring any lien, charge, fine, penalty, or other civil or criminal liability for failure to comply therewith pending the outcome of such proceedings, (d) in the event that any such contest shall involve a sum of money or potential loss in excess of $100,000 then, in any such event, Tenant shall deliver to Landlord an Officer's Certificate to the effect set forth in clauses (a), (b) and (c), to the extent applicable, (e) in the case of a Legal Requirement or an Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be demanded by Landlord to insure ultimate payment of the same and to prevent any loss or injury to Landlord, including but not limited to any sale or forfeiture of the affected portion of the Property or the Rent by reason of such non-payment or non-compliance; provided, however, the provisions of this Article shall not be construed to permit Tenant to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition) or any other sums payable by Tenant to Landlord hereunder, (f) in the case of an Insurance Requirement, the coverage required by Article XIV shall be maintained, and (g) if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant's expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. Tenant shall indemnify and save Landlord harmless against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.


                                   ARTICLE XIV
                                    INSURANCE

      14.1 Central Insurance Requirements. Tenant shall at all times maintain policies of insurance insuring the Property, and all property located in or on the Property, against the kind of risks and in the amounts of coverage described below. All such insurance shall be written by companies of recognized responsibility authorized to conduct an insurance business in the State. All such insurance (other than insurance with respect to Tenant's Personal Property) shall name Landlord as an additional insured. Proceeds of insurance policies payable to compensate any loss shall be payable to Landlord or Tenant as provided in Article XV. All such insurance shall name as an additional insured or loss payee, as appropriate, the holder (a "Facility Mortgagee") of any mortgage, deed of trust or other security agreement establishing any Encumbrance placed on the Property in accordance with the provisions of Article XXVII ("Facility Mortgage") by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment or other settlement in excess of $250,000 shall require the written consent of Landlord and each Facility Mortgagee and any other lender of Landlord or its Affiliates ("Landlord Lender") having, any contractual insurance requirements which would impact on the insurance requirements of this Lease to the extent so required and Landlord has given Tenant written notice thereof. Originals or certified copies of all insurance policies obtained pursuant to this Article shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s) or Landlord Lender(s). The policies on the Property, including the Improvements, Fixtures and Tenant's Personal Property, shall insure against the following risks:

      (a) loss or damage by fire, vandalism and malicious mischief, extended coverage perils, and all physical loss perils insurance including but not limited to sprinkler leakage, in an amount not less than 100% of the then full replacement cost thereof (as defined below in Section 14.2) or such lesser amount as is approved by Landlord in writing;

      (b) loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in either of the Facility in such amounts with respect to any one accident as may be reasonably requested by Landlord from time to time;

      (c) business interruption or loss of rental under a rental value insurance policy covering risk of loss during the lesser of the first 12 months of reconstruction or the actual reconstruction period necessitated by the occurrence of any of the hazards described in Sections 14.1(a) or 14.1(b), in an amount sufficient to prevent Landlord from becoming a coinsurer:

      (d) claims for personal injury or property damage under a policy of comprehensive general public liability insurance, in an amount not less than one million dollars per occurrence with respect to bodily injury and death and three million dollars with respect to property damage;

      (e) claims arising out of medical malpractice in an amount not less than one million dollars for each person and three million dollars for each occurrence:

      (f) flood (when the Property is located in whole or in part within an area designated by an appropriate agency or authority of the United States as a flood plain) and such other hazards, and in such amounts as may be customary for comparable properties in the area and as may be available from insurance companies, insurance pools, or other appropriate companies authorized to do business in the State; and

      (g) During any period during which any Capital Addition is under construction, course of construction insurance and all risks insurance in such amounts as Landlord shall reasonably require.

      14.2 Replacement Cost. The term "full replacement cost" as used herein shall mean the actual replacement cost of the Property requiring replacement from time to time, less exclusions provided in a normal fire insurance policy. If either party believes that full replacement cost (the then replacement cost less such exclusions) has increased or decreased at any time during, the Lease Term, it may have such full replacement cost redetermined by the insurer then providing the largest amount of fire insurance coverage carried on the Property.

      14.3 Additional Insurance. In addition to the insurance described in
Section 14.1, throughout the Term Tenant shall maintain such additional insurance as may be required from time to time by Landlord provided that the types and amounts of any such additional insurance required by Landlord is then customarily maintained by the operators of similar health care facilities in the region in which the Facility is located. Tenant shall further maintain adequate workers' compensation insurance coverage for all persons employed by Tenant on the Property. Such workers' compensation insurance shall be in accordance with the requirements of applicable local, state and federal law.

      14.4 Waiver of Subrogation. All insurance policies carried by Landlord or Tenant covering the Property, the Fixtures, the Facility or Tenant's Personal Property shall expressly waive any right of subrogation on the part of the insurer against the other party. Landlord and Tenant agree that the respective policies of insurance carried by them will include such waiver clauses or endorsements so long as the same are obtainable without extra cost. If such clauses and endorsements are only available upon the payment of an extra charge, the other party, at its election, may pay the same, but shall not be obligated to do so; provided that the Tenant shall at all times be obligated to carry the policies of insurance required under this Article regardless of whether the waiver of subrogation required under this Section 14.4 is available.

      14.5 Form of Insurance. All of the policies of insurance referred to in this Article shall be written in a form, and issued by insurance companies, satisfactory to Landlord. Landlord agrees that it will not unreasonably withhold or delay its approval as to the form of the policies or the insurance companies selected by Tenant. Tenant shall pay all of the premiums therefor, and shall deliver an original or certified copy of any policy, or renewal thereof, to Landlord, any Facility Mortgagee and any Landlord Lender at least 10 days prior to the expiration of the existing, policy to which such renewal policy relates. If Tenant either fails to effect such insurance as herein required or to pay the premiums therefor, or to deliver such policies or certified copies thereof to Landlord at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable to Landlord upon demand therefor in a Notice, and failure by Tenant to repay the same shall constitute an Event of Default within the meaning, of Section 17.1(d). Each insurer mentioned in this Article shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will Give to Landlord (and to any Facility Mortgagee and Landlord Lender of which Tenant has notice, if required) 30 days prior written notice before such policy or policies expire, are altered or are canceled.

      14.6 Change in Limits. If either party shall at any time deem the limits of the personal injury or property damage public liability insurance or malpractice insurance then carried by Tenant to be insufficient or excessive, the parties shall endeavor in good faith to agree promptly upon the proper and reasonable limits for such insurance to be carried, and such insurance shall thereafter be carried with the limits thus agreed upon until further change pursuant to the provisions of this Section.

      14.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Article, Tenant's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant so long as (a) the coverage afforded to Landlord is not reduced or diminished or otherwise altered from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance and (b) the requirements of this Article are otherwise satisfied.

      14.8 No Separate Insurance. Tenant shall not obtain separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIV to be furnished by, or which may reasonably be required to be furnished by Tenant, nor shall Tenant increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are named therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord of the obtaining of any such separate insurance or of the increasing of any of the amounts of the then existing, insurance.

                                   ARTICLE XV
                               INSURANCE PROCEEDS

      15.1 Handling of Insurance Proceeds. Subject to Section 15.4 hereof, all proceeds from any policy of insurance required by Article XIV of this Lease (except Sections 14.1(d) and (e)) shall be paid to Landlord and held in trust by Landlord (subject to the provisions of Section 15.7) and shall be made available for reconstruction, repair or replacement, as the case may be, of any damage to or destruction of all or any portion of the Property to which such proceeds relate, and shall be paid out by Landlord from time to time subject to the provisions hereof for the cost of such reconstruction, repair or replacement. Any unused portion shall be retained by Landlord free and clear upon completion of such repair and restoration but shall be applied by Landlord against Tenant's obligations for Rent next coming due under this Lease. If neither Landlord nor Tenant is required or elects to repair and restore, and the Lease is terminated without purchase by Tenant as described in Section 15.2(a), then all such insurance proceeds shall be retained by Landlord. All salvage resulting from any risk covered by insurance shall belong to Landlord, except that any salvage relating to Tenant's Personal Property shall be the property of Tenant.

      15.2 Reconstruction in the Event of Damage or Destruction Covered by Insurance.

            (a) Except as provided in Section 15.7, if during the Term a portion of the Property is totally or substantially destroyed by a risk covered by the insurance described in Article XIV so that the Facility thereby is rendered unsuitable for its Primary Intended Use (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant and the type and amount of Gross Revenues lost) (the "Impacted Facility"), Tenant shall at its option either (i) restore the Impacted Facility to substantially the same condition as existed immediately before the damage or destruction or (ii) acquire the Property from Landlord for a purchase price equal to the greater of the Minimum Repurchase Price or the Fair Market Value Purchase Price of the Property immediately prior to such damage or destruction, or (iii) terminate the Lease with respect to the Property effective upon Landlord's receipt of the insurance proceeds and any "Shortfall" (as hereinafter defined) and in such event Landlord shall be entitled to retain or collect for its own benefit the insurance proceeds, provided that, in the event the amount of the insurance proceeds received by Landlord are less than the amounts which would be payable in the aggregate under the insurance policies specified in Section 14.1(a) such termination shall not be effective until Tenant pays Landlord the amount of such shortfall ("Shortfall") in cash. If Tenant restores the Impacted Facility, the insurance proceeds shall be paid out by Landlord to Tenant or its designee from time to time as reasonably requested by Tenant to pay for the reasonable costs of such restoration and any excess proceeds remaining after such restoration shall be retained by Tenant. If Tenant acquires the Property, all applicable insurance proceeds shall be the property of Tenant.

            (b) Except as provided in Section 15.7, if during, the Term, the Improvements or Fixtures are partially destroyed due to a risk covered by the insurance described in Article XIV but the Impacted Facility is not thereby rendered unsuitable for the Primary Intended Use (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant and the type and amount of Gross Revenues lost), Tenant shall restore the Impacted Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease; provided, however, that if Tenant cannot, with reasonable diligence and within a reasonable time, obtain all government approvals, including building permits, licenses, conditional use permits and any certificates of need, necessary to perform all required repair and restoration work and to operate the

Impacted Facility in substantially the same manner and for the Primary Intended Use, Tenant shall either (i) offer to purchase the Property for a purchase price equal to the greater of the Minimum Repurchase Price or the Fair Market Value Purchase Price immediately prior to such damage or destruction or (ii) continue to operate under the Lease which shall remain in full force and effect and Landlord shall be entitled to retain the insurance proceeds, less the amount needed to restore the Property so that the portion of the Facility unaffected by the casualty can be used as a complete architectural unit. If Tenant shall make such offer and Landlord does not accept the same within 120 days of Landlord's receipt of such offer, Tenant may either (x) withdraw such offer, in which case this Lease shall remain in full force and effect and Tenant shall proceed to restore the Impacted Facility as soon as reasonably practicable to substantially the same condition as existed immediately before such damage or destruction, or
(y) terminate this Lease after recovery by Landlord of all insurance proceeds and the payment by Tenant of any Shortfall in cash. If Tenant so restores the Impacted Facility, insurance proceeds shall be paid out by Landlord from time to time as reasonably requested by Tenant to pay for the reasonable costs of such restoration, and any excess proceeds remaining after such restoration shall be retained by Tenant.

      (c) If Tenant elects to repair or restore any damage or destruction to the Property and the cost of any such repair or restoration exceeds the amount of proceeds received by Landlord from the insurance required under Article XIV, Tenant shall contribute any and all excess amounts necessary to repair or restore the Facility.

      (d) If Landlord accepts Tenant's offer to purchase the Property this Lease shall terminate as to the Property upon payment of the purchase price therefor and Landlord shall thereupon remit to Tenant all insurance proceeds pertaining to the Property less Landlord's reasonable expenses, including attorneys' fees, and assign Landlord's rights in any uncollected insurance proceeds to Tenant.

      15.3 Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. Except as provided in Section 15.7 below, if during the Term either of the Facility is totally destroyed or materially damaged (i) from a risk not covered by insurance described in Article XIV but that would have been covered if Tenant carried the insurance customarily maintained by, and Generally available to, the operators of reputable health care facilities in the region in which the Facility is located, (ii) from a risk for which insurance coverage is voided due to any act or omission by Tenant, or (iii) as result of an earthquake, whether or not such damage or destruction renders the Impacted Facility unsuitable for their Primary Intended Use (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant and the type and amount of Gross Revenues lost), Tenant shall restore the Impacted Facility to substantially the same condition as existed immediately before such damage or destruction and not terminate this Lease. Otherwise, if the Facility is totally destroyed or materially damaged by a risk not covered by insurance such that the Facility shall be unusable for its Primary Intended Use, this Lease shall terminate within 90 days of such destruction or damage, provided that the Tenant may elect to restore the Impacted Facility, in which event, this Lease shall continue in full force and effect. If such damage or destruction does not render the Impacted Facility unusable for its Primary Intended Use, Tenant shall also restore the Facility to substantially the same condition as existed immediately before the damage or destruction.

      15.4 Payment of Proceeds on Tenant's Property and Capital Additions Paid by Tenant. Notwithstanding any provision herein, all insurance proceeds payable by reason of any loss of or damage to any of Tenant's Personal Property or Capital Additions paid for by Tenant shall be paid to Tenant and Tenant shall hold such insurance in trust to pay the cost of repairing or replacing damaged Tenant's Personal Property or Capital Additions paid for by Tenant provided, however, that if the damaged Tenant's Personal Property or Capital Additions paid for by Tenant were no longer useful to Tenant's operations prior to their destruction, Tenant shall not be obligated to repair or replace them.

      15.5 Handling of Business Interruption Insurance. Notwithstanding any provision of this Article XV, proceeds from any policy of insurance required by
Section 14.1(c) shall be paid to the Landlord, and Landlord shall apply the proceeds against any currently unpaid obligation or obligations of Tenant hereunder in such amount or amounts as Landlord reasonably shall decide. Any remaining proceeds from such insurance, after giving effect hereto, shall be paid to Tenant.

      15.6 Restoration of Tenant's Property. Upon any restoration of the Impacted Facility as provided in Section 15.2 or 15.3, Tenant shall either (i) at Tenant's sole cost and expense, restore all alterations and improvements made by Tenant, Tenant's Personal Property and all Capital Additions paid for by Tenant, or (ii) at Tenant's sole cost and expense, replace such alterations and improvements, Tenant's Personal Property or Capital Additions with improvements or items of the same or better quality and utility in the operation of the Property; provided, however, that if the damaged Tenant's Personal Property or Capital Additions paid for by Tenant were no longer useful to Tenant's operations prior to their destruction, Tenant shall not be obligated to replace them.

      15.7 Abatement of Rent. Unless and until Tenant shall pay the purchase price for the Property to Landlord in accordance with this Article XV (and this Lease is thereby terminated or otherwise terminated as provided in this Article XV), in the event of any damage or destruction of the Property, this Lease shall remain in fall force and effect and Tenant's obligation to make rental payments and to pay all other charges required by this Lease shall not be abated by reason of any damage or destructions to the Property or the subsequent loss of Landlord's entitlement to the Property.

      15.8  Damage Near End of Term. Notwithstanding any provisions of this
Article XV to the contrary, if damage to or destruction of the Facility occurs during the last 12 months of the then applicable term (whether Fixed or Extended), if Tenant has not elected to extend such term, and if such damage or destruction cannot be fully repaired and restored within six months immediately following the date of loss, then Tenant shall have the right to terminate this Lease by giving written Notice thereof to Landlord within 30 days after the date of such damage or destruction, in which event, Landlord shall collect any insurance proceeds to which it is entitled, and Tenant shall assign Tenant's rights in any additional insurance proceeds. In the event that the Facility is totally destroyed or damaged (i) from a risk not covered by insurance described in Article XIV but that would have been covered if Tenant carried the insurance customarily maintained by, and generally available to, the operators of reputable health care facilities in the region in which the Facility is located,
(ii) from a risk for which insurance coverage is voided due to any act or omission by Tenant, or (iii) as a result of an earthquake, whether or not such damage or destruction renders the Facility unsuitable for its Primary Intended Use (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant and the type and amount of Gross Revenues lost), then Tenant shall pay to Landlord a sum equal to the amount reasonably necessary to repair such damage or destruction.

      15.9 Termination of Option to Purchase. Any termination of this Lease pursuant to this Article shall cause any option to purchase granted to Tenant under this Lease and the right to extend the Term by any Extended Term to be terminated and to be without further force or effect.

      15.10 Waiver. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Facility which Landlord is obligated to restore or may restore under any of the provisions of this Lease.


                                   ARTICLE XVI
                                  CONDEMNATION

      16.1  Definitions.


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
      For purposes of this Article XVI the following terms have the meanings specified in this Section 16.1.

      (a) "Condemnation" means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, or (b) a voluntary sale or transfer by Landlord with Tenant's consent (provided no Event of Default has occurred and is continuing at such time) to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

      (b) "Date of Taking" means the first date the Condemnor has the right to immediate possession of the property being condemned.

      (c) "Award" means all compensation, sums and any other value awarded, paid or received on a total or partial condemnation.

      (d) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of condemnation

      16.2 Parties' Rights and Obligations. If during the Term there is any Taking of all or any part of the Property or of any interest in this Lease by Condemnation, the rights and obligations of the parties with respect to such Condemnation shall be determined by this Article.

      16.3 Total Taking. If title to the whole of Tenant's interest in the Property shall be taken or condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Taking. If title to less than the whole of the Property shall be so taken or condemned, which nevertheless renders the Property unsuitable for its Primary Intended Use (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant, and the type and amount of Gross Revenues lost), Tenant and Landlord each shall have the option by Notice to the other, at any time prior to the taking of possession by, or the date of vesting of title in, such Condemnor, whichever first occurs, to terminate this Lease as of such earlier to occur date. Upon such earlier to occur date, if such Notice has been given, this Lease shall cease and terminate. In either of such events, all Rent paid or payable by Tenant hereunder shall be apportioned as of the date the Lease shall have been so terminated as aforesaid.

      16.4 Allocation of Portion of Award. Subject to the rights of any Facility Mortgagee, the total Condemnation Award made with respect to all or any portion of the Property shall be distributed to Landlord and Tenant ratably in accordance with the value of their respective interests in and to such Property as hereafter set forth in this Section 16.4. All of the Award shall be the sole and exclusive property of Landlord and shall be payable to Landlord,


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
subject to the rights of any Facility Mortgagee; provided that any portion of such Condemnation Award which is expressly allocated by the Condemnor to the taking of Tenant's leasehold interest in the Property, the taking, of any Capital Additions (or any portion thereof) paid for by Tenant, any loss of business by Tenant during, the remaining Term of this Lease, the taking of Tenant's Personal Property, or any removal and relocation expenses of Tenant in any such proceedings shall be the sole property of and payable to Tenant. In any Condemnation proceedings Landlord and Tenant each shall seek their own Award in conformity herewith, at their own expense.

      16.5 Partial Taking. If title to less than the whole of the Property shall be taken or condemned, and the Property is still suitable for its then Primary Intended Use, or if Tenant or Landlord shall be entitled (but shall not elect) to terminate this Lease as provided in Section 16.3 hereof, Tenant at its own cost and expense shall with all reasonable diligence restore the untaken portion of any Improvements so that such improvements shall constitute a complete architectural unit of the same General character and condition (as nearly as may be possible under the circumstances) as the Improvements existing immediately prior to such Condemnation or Taking. Landlord and Tenant shall each contribute to the cost of restoration that part of their Award specifically allocated to such restoration, if any (or if no such specific allocation is made, a just, fair and reasonable portion of its Award as reasonably determined by Landlord and Tenant or by arbitration in accordance with Section 28.14 if Landlord and Tenant are unable to agree within 30 days of the Award), together with any and all severance and other damages awarded for any taken Improvements; provided, however, the amount of such contribution shall not exceed such cost. If such amounts are not sufficient to cover the cost of restoration Landlord and Tenant shall contribute any additional amounts needed for restoration in proportion to the amounts already contributed by them, provided that in no event shall Landlord contribute any amount to such restoration in excess of its Award. Thereafter, any excess restoration cost shall be borne solely by Tenant. Landlord agrees that Tenant shall be entitled to an equitable abatement of Base Rent in the event of a partial taking, of the Property, but such abatement shall be strictly limited to any amount of excess Award paid to Landlord after the restoration cost has been paid.

      16.6 Temporary Taking. If the whole or any part of the Property or of Tenant's interest under this Lease shall be taken or condemned by any Condemnor for its temporary use or occupancy for a period of not more than one hundred-eighty (180) days, this Lease shall not terminate, and Tenant shall continue to pay, in the manner and at the times herein specified, the full amounts of Base Rent, Additional Rent, if any, and Additional Charges, provided that during any such Temporary Taking Tenant shall pay Additional Rent at a rate equal to the average Additional Rent during the three immediately preceding Fiscal Years (or if three Fiscal Years shall not have elapsed, the average during the last preceding Fiscal Years occurring during the Term). Except to the extent Tenant may be prevented from so doing pursuant to the terms of the order of the Condemnor, Tenant shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Tenant to be performed and observed as though such Taking or Condemnation had not occurred. Upon any such Taking or Condemnation described in this Section, the entire amount of any such Award made for such Taking or Condemnation allocable to the Term of this Lease, whether paid by way of damages, Rent or otherwise, shall be paid to Tenant. Tenant covenants that upon the termination of any such Taking, or Condemnation set forth in this Section, Tenant will, at its sole cost and expense (subject to any contribution by Landlord as set forth in Section 16.5), restore the Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Taking or Condemnation, unless such period of temporary use or occupancy shall extend beyond the expiration of the Term, in which case Tenant shall not be required to make such restoration.


                                  ARTICLE XVII
                              DEFAULTS AND REMEDIES

      17.1 Events of Default. Any one or more of the following events shall be deemed an "Event of Default" hereunder:

      (a) Tenant shall fail to pay Rent payable by Tenant under this Lease when the same becomes due and payable and such failure continues for 5 days after notice of such failure (except that Landlord shall not be required to give more than one such notice in any 12-month period);

      (b) Tenant shall violate the covenant described in Section 29.3(c) hereof;

      (c) Any representation or warranty made by the Tenant in connection with this Lease or the Security Agreement, or in any report, certificate, financial statement or other instrument furnished in connection herewith or therewith, from time to time, whether under Article XXIV of this Lease or otherwise, shall prove to be false or misleading in any material respect and shall not be remedied within 30 days after Tenant receives notice thereof;

      (d) Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within a period of 30 days after Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed to continue if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof;

      (e) Tenant or either of Guarantors shall: (1) admit in writing its inability to pay its debts generally as they mature, (ii) make a general assignment for the benefit of its creditors, (iii) have appointed a trustee, receiver or liquidator pursuant to an order of a court of competent jurisdiction of itself or of the whole or any part of its property which is not discharged in sixty (60) days, (iv) terminate or suspend its business, (v) have any of its assets executed upon, attached or judicially seized and such execution, attachment or seizure is not vacated or set aside within sixty (60) days;

      (f) Tenant or either of Guarantors shall: (i) file a voluntary case under any applicable bankruptcy, insolvency, debtor relief or other similar law or statute of the United States of America or any State thereof now or hereinafter in effect ("Bankruptcy Laws"), (ii) consent to or acquiesce in the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official of itself or of the whole or any part of its property) which is not discharged in thirty (30) days, or (iii) fail generally to pay its debts as they mature or become due;

      (g) Tenant or either of Guarantors shall, on a petition filed under any applicable Bankruptcy Laws against any of them, be adjudicated a bankrupt or have an order for relief thereunder entered against it or fail to oppose any such proceeding or if a court of competent jurisdiction shall enter an order or decree appointing, without its consent, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of itself or of the whole or any part of its property and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof; or

      (h) Tenant or either of Guarantors shall be liquidated or dissolved, or shall voluntarily begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets;

      (i) an Event of Default under the terms of the Security Agreement shall occur and be continuing;

      (j) Tenant or either of Guarantors shall fail to make when due any scheduled payment with respect to indebtedness (other than indebtedness which is subordinated to this Lease), unless such failure is being diligently contested in accordance with the requirements of this Lease or any lease pursuant to which it enjoys the use of any real or personal property and such failure shall continue for five days following its receipt of written advice with respect thereto, if the effect of such failure is (i) to accelerate the maturity of such indebtedness or to require the prepayment thereof, (ii) to permit the holder or obligee thereof (or any trustee on behalf of such holder or obligee) to cause such indebtedness to become due prior to its stated maturity,
(iii) to give the lessor the right to terminate such lease or (iv) to have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of Tenant or Guarantor; provided, however, that such effect in (i), (ii) or (iii) hereto has a material adverse effect on the business, operations, properties or condition (financial or otherwise) of Tenant or Guarantor.

      (k) any Notification Event described in Section 29.2(c) shall occur, which is reasonably likely to result in liability to the Tenant or either of Guarantors having a material adverse effect on the business, operations, properties or condition (financial or otherwise) of Tenant or either of Guarantors;

      (l) an Event of Default under the terms of the Cornerstone Lease, the Safford Lease or the Douglas Manor Lease shall occur and be continuing; or

      (m) either Tenant or Signature sells, assigns or transfers a controlling interest in Tenant or Signature or a controlling interest in Tenant's operations of the Property (other than as permitted by Section 23 and Section 29.1(d)) without the prior written consent of Landlord, which consent shall not unreasonably be withheld.

      No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under clause (d) above during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Tenant immediately shall remedy such default.

      Tenant shall immediately notify Landlord and NHI of the occurrence of any event set forth in subsections 17.1(b) through (m). Landlord shall provide identical notice to NHI as it provides to Tenant of any event set forth in subsection 17.1(a) through (m).

      17.2 Certain Remedies. Upon any Event of Default, Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease, at common law or in equity, or by statute or otherwise. Tenant expressly acknowledges and agrees that the Landlord will also have the right of injunction in accordance with applicable law.

      Without limiting the foregoing, if an Event of Default occurs, is not cured within the period, if any, for any such cure provided in Section 17.1, and is continuing, Tenant shall, to the extent permitted by law and if required by Landlord so to do, immediately surrender to Landlord the Property and quit the same. Landlord may enter upon and repossess the Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and any and all personal property from the Property subject to rights of any residents or patients and to any requirement of law. No such entry or repossession by Landlord shall be deemed an election by Landlord to terminate this Lease unless specifically stated by Landlord in writing, from Landlord to Tenant. Thereafter Landlord shall use reasonable, (good faith efforts to relet the Property or otherwise mitigate Landlord's damages. Landlord may so terminate Tenant's right of possession and may repossess the Premises without liability for trespass or conversion, without demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord may, but shall be under no obligation to, relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate or to make any repairs, changes, alterations, or additions in or to the Premises that may be necessary or convenient. If Landlord exercises the remedies provided in this subparagraph, Tenant shall pay to Landlord, and Landlord shall be entitled to recover from Tenant, an amount equal to the total of the following: (A) unpaid Rent, plus interest at the Overdue Rate, owing under the Lease for all periods of time that the Premises are not relet (including any period prior to Landlord's repossession); plus (B) the reasonable costs of recovering possession, and all of the reasonable costs and expenses of such decorations, repairs, changes, alterations, and additions, and the reasonable expense of such reletting and of the collection of the rent accruing therefrom to satisfy the Rent provided for the Lease to be paid; plus (C) any deficiency in the rentals and other sums actually received by Landlord from any such reletting from the Rent required to be paid under this Lease with respect to the periods the Premises are so relet, and Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time. Neither the repossession of the Property, the failure of Landlord to relet the Property, nor the reletting of all or any portion of the Property, shall relieve Tenant of its liability and obligation hereunder, all of which shall survive any such repossession or reletting Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this subparagraph from time to time; and that no delivery or recovery of any portion due Tenant hereunder shall be a defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall such reletting be construed as an election on the part of Landlord to terminate this Lease unless specifically stated by Landlord in writing, from Landlord to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach in accordance with the procedure hereinafter provided.

      Without limiting the foregoing, whether or not this Lease has been terminated, Landlord shall have the right to offset against


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
any Rent, damages, or other sums of money owed by Tenant any advance Rent applicable to any time period after the occurrence of the Event of Default.

      17.3 Termination. Upon the occurrence of any Event of Default, Landlord may terminate this Lease by giving Tenant not less than ten days' Notice of such termination during which time Tenant shall have the opportunity to cure any such Event of Default. Upon the expiration of the time fixed in such Notice, unless such Event of Default is cured, the Term shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of Tenant's breach of this Lease. If any litigation is commenced with respect to any alleged default under this Lease whether under this Section 17.3 or under Section 17.2, the prevailing party in such litigation shall receive, in addition to its damages incurred, its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith. Neither the termination of this Lease pursuant to this Section 17.3, the repossession of the Property, the failure of Landlord to relet the Property, nor the reletting of all or any portion of the Property, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Upon any such termination, Tenant shall forthwith pay to Landlord as damages a sum of money equal to the total of (A) the costs of recovering the Premises, (B) the unpaid Rent due and payable at the termination, plus interest thereon at the Overdue Rate, (C) the balance of the Rent for the remainder of the term less the fair market rental value of the Premises for such period, and (D) any other sum of money rental owed by Tenant to Landlord and the amount of other damages suffered by Landlord as a result of Tenant's default.

      17.4 Application of Funds. Any payments normally made to Tenant hereunder which are made to and received by Landlord under any of the provisions of this Lease during the continuance of any Event of Default shall be applied to Tenant's obligations in the order which Landlord may determine or as may be prescribed by applicable laws.

      17.5 Landlord's Right to Cure Tenant's Default. If an Event of Default occurs under this Lease and is not cured within the time provided under this Lease with respect to such Event of Default, Landlord, without waiving or releasing any obligation of Tenant, and without waiving any such Event of Default, may (but shall be under no obligation to) at any time thereafter cure such default for the account and at the expense Of Tenant, and may, to the extent permitted by law, enter upon the Property for such purpose and take all such action thereon as, in Landlord's sole judgment, may be necessary or appropriate with respect thereto. No such entry by Landlord on the Property shall be deemed an eviction of Tenant. All sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred, together with a late charge thereon computed at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord until the date reimbursed, shall be reimbursed by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.

      17.6 NHI's Right to Cure. If an Event of Default occurs under this Lease, NHI may (but shall be under no obligation to) at any time thereafter cure such default for the account and at the expense of Tenant.

      17.7 Waiver. If this Lease is terminated pursuant to the provisions of this Article, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, (b) any right to trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article, and (c) the benefit of any laws now or hereafter enforced exempting property from liability for rent or for debt.

                                  ARTICLE XVIII
                       CURE BY TENANT OF LANDLORD DEFAULTS

      Landlord shall be in default of its obligations under this Lease if Landlord shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed, and such failure shall continue for a period of 30 days after Notice thereof from Tenant (or such shorter time as may be necessary in order to protect the health or welfare of any patient or other resident of the Property), unless such failure cannot be cured with due diligence within a period of 30 days, in which case such failure shall not be deemed to continue if Landlord, within said 30 day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Landlord shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. If Landlord fails to commence or complete such cure as provided herein, Tenant may cure such default, and for so long as Tenant continues to pay Rent, Tenant shall have the right by separate and independent action to pursue any claim it may have against Landlord for Landlord's failure to cure such default.

                                   ARTICLE XIX
                         PURCHASE OF PROPERTY BY TENANT

      19.1 Purchase of the Property. If Tenant purchases the Property from Landlord pursuant to any of the terms of this Lease, Landlord shall, except as otherwise expressly provided, upon receipt from Tenant of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of such purchase, deliver to Tenant an ALTA Owner Policy of Title Insurance or such equivalent policy of title insurance as may be available in the State, together with such endorsements, reinsurance agreements and direct access agreements as Tenant may reasonably request, together with an appropriate special warranty deed or other conveyance conveying marketable fee simple title in and to the Property to Tenant in the condition set forth in
Article XXVI, except that the Property shall be free and clear of all mortgages and encumbrances other than (a) those Tenant has agreed hereunder to pay or discharge, (b) those mortgages which Tenant has agreed in writing to accept and to take title subject to on the date the Property was originally conveyed to Landlord and which are not in default, (c) encumbrances required to be imposed on the Property under Section 8.3, and (d) any other encumbrances permitted to be imposed on the Property under the provisions of Article XXVII which are assumable at no cost or expense to Tenant or to which Tenant may take subject without cost or expense to Tenant. The difference between the applicable purchase price and the total amount of the encumbrances assumed or taken subject to, if a positive number, shall be paid in cash to Landlord or as Landlord may direct, in federal or other immediately available funds, unless otherwise mutually agreed by Landlord and Tenant; provided, Landlord shall be obligated to pay to Tenant in cash any negative difference between the applicable purchase price and the total amount of the encumbrances so assumed or taken subject to by Tenant. All reasonable expenses of conveying the Property to Tenant, including, without limitation, the cost of the aforementioned title insurance and attorneys' fees incurred by Landlord in connection with such conveyance and release, and documentary transfer and similar taxes, recording fees and expenses of Tenant's counsel, shall be paid by Tenant.

      19.2 Failure to Close Purchase. The closing of any such sale shall be contingent upon and subject to Tenant obtaining all required governmental consents and approvals for such transfer. If such sale shall fail to be consummated by reason of the inability of Tenant to obtain all such approvals and consents, then this Lease shall remain in effect on a month-to-month basis until the consummation of the purchase or until Tenant's inability to obtain the approvals and consents is confirmed.

                                   ARTICLE XX
                                  HOLDING OVER

      If Tenant for any reason remains in possession of the Property after the expiration or earlier termination of the Term, such possession shall be a month-to-month tenancy during which time Tenant shall pay to Landlord as rental each month one and one half (1-1/2) times the aggregate of (i) one-twelfth of the aggregate total Base Rent payable with respect to the last 12-month. period of the Term just expired or terminated, (ii) all Additional Charges accruing during the month with respect to which such payment relates, and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Property. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of the Term.


                                   ARTICLE XXI
                                  RISK OF LOSS

      During the Term of this Lease, Tenant shall bear the risk of loss or of decrease in the enjoyment and beneficial use of the Property resulting from the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or any other cause, or resulting from foreclosures, attachments, levies or executions (other than those caused by Landlord and those claiming from, through or under Landlord) and, in the absence of the gross negligence, willful misconduct or breach of this Lease by Landlord, Landlord shall in no event be responsible therefor nor shall any of the events mentioned in this Section entitle Tenant to any abatement of Rent except as specifically provided in this Lease.


                                  ARTICLE XXII
                              LIABILITY OF PARTIES

            22.1 Indemnification by Tenant. Notwithstanding the existence of any insurance provided for in Article XIV, and notwithstanding the policy limits of any such insurance, Tenant shall indemnify, defend, save and hold Landlord harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses ("Claims") (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon, incurred by or asserted against Landlord arising out of, connected with or incidental to:

      (a) any Hazardous Substance located at, in, on, under or about the Property due to the act or omission of Tenant, including any improvements, repairs, handling, removal or other actions taken by Landlord in order to comply with all rules and regulations promulgated by any applicable federal, state, or local government rule and regulation with respect to any such Hazardous Substance or related problems that Landlord becomes aware of;

      (b) any accident, injury to or death of persons, or loss of or damage to property, occurring on or about the Property or adjoining sidewalks, alleys or roadways, including without limitation any claims of malpractice;

      (c) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Tenant of the Property or Tenant's Personal Property and any litigation, proceeding, or claim by governmental entities or other third parties to which Landlord is made a party or other participant related to the Property or Tenant's Personal Property or such use, misuse, non-use, condition, management, maintenance or repair thereof, including but not limited to any failure to perform obligations (other than condemnation proceedings) to which Landlord is made a party;

      (d) any Impositions which are the obligations of Tenant to pay pursuant to the applicable provisions of this Lease:

      (e) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; and

      (f) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Property to be performed by Tenant thereunder.

      22.2 Indemnification by Landlord. Landlord shall indemnify, defend, save and hold Tenant harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed upon, incurred by or asserted against Tenant arising out of, connected with or incidental to the sole or gross negligence or willful misconduct of Landlord; provided, however, that Tenant's right to indemnification as provided herein, shall be subject to the limitation set forth in Article XXVIII.

      22.3 Continuing Liability. Tenant's and Landlord's liability under this Article shall survive any termination of this Lease and shall continue for the term provided herein or as permitted by the laws of the State, whichever is longer.


                                  ARTICLE XXIII
                                   ASSIGNMENT

      23.1 Assignment and Subletting. Subject to the provisions of Section 23.3 below and any other express conditions or limitations set forth in this Lease, Tenant may without the consent of Landlord, (i) sublet up to an aggregate of 25% of the rentable square footage of the Facility, to concessionaires or other third party users or operators thereof, provided that any subletting to any party shall not individually as to any one such subletting, or in the aggregate, materially diminish the actual or potential Additional Rent payable under this Lease or (ii) assign its rights hereunder to a joint venture or partnership in which Tenant holds a controlling interest and, in the case of a partnership, Tenant is a general partner. Except as otherwise permitted in the immediately preceding sentence, a conveyance, transfer, assignment or subletting of all or any portion of the Property shall not be permitted unless the consent of Landlord is first obtained; provided, however, that Landlord hereby acknowledges notice that NHI has a lien on Tenant's leasehold estate under this Lease, and hereby consents to NHI or any nursing home affiliate thereof becoming the Tenant hereunder upon any foreclosure of such lien. Such consent by Landlord will not be unreasonably withheld if (x) the assignee assumes all obligations of Lessee under the Lease in a writing, in form and content reasonably acceptable to Landlord, (y) such assignee meets the financial covenants applicable to Tenant hereunder and demonstrates such fact to Landlord's reasonable satisfaction, and (z) no Event of Default is in effect and continuing hereunder. Landlord shall not unreasonably withhold its consent to any subletting or assignment, provided that the assignee or sublessee has a financial condition comparable to the greater of (i) Tenant's financial condition as of the Commencement Date or (ii) Tenant's financial condition as of the date of the proposed assignment or subletting and (w) in the case of a subletting the sublessee shall comply with the provisions of Section 23.2, (x) in the case of an assignment, (i) the assignee assumes in writing and agrees to keep and perform all of the terms of this Lease on the part of Tenant to be kept and performed, (ii) the assignee complies with the covenants set forth in Section 28 hereof, (iii) the assignment causes no violation of any other covenants under this Lease by Tenant or the assignee, and (iv) the assignee becomes jointly and severally liable with Tenant for the performance thereof, (y) an original counterpart of each such sublease and assignment and assumption, duly executed by Tenant and such sublessee or assignee, as the case may be, in form and substance satisfactory to Landlord, is delivered promptly to Landlord, and (z) in case of either an assignment or subletting, Tenant remains primarily liable, as principal rather than as surety, for the prompt payment of Rent and for the performance and observance of all covenants and agreements to be performed by Tenant hereunder. Tenant shall not, without Landlord's approval, which Landlord may not unreasonably withhold, permit any person other than its Affiliates, to own at any time 50% or more of the beneficial interest in Tenant.

      23.2 Attornment. Tenant shall insert in each sublease permitted under
Section 23.1 provisions reasonably satisfactory to Landlord which provide for the benefit of Landlord that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord hereunder, (b) in the event this Lease shall terminate before the expiration


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
of such sublease, the sublessee thereunder will, at Landlord's option, either attorn to Landlord and waive any right the sublessee may have to terminate the sublease or surrender possession under such sublease, and (c) in the event the sublessee receives Notice from Landlord or Landlord's assignees, if any, stating, that Tenant is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party Giving such Notice, or as such party may otherwise direct. All rentals received from the sublessee by Landlord or Landlord's assignees, if any, as the case may be, shall be credited against the amounts owed to Landlord under this Lease.

      23.3 Sublease Limitation. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the sublease rental would fail to qualify as "rents from real property" within the meaning of
Section 856(d) of the Code, or any similar or successor provision thereto.

                                  ARTICLE XXIV
                             INFORMATION FROM TENANT

      24.1 Officer's Certificates. At anytime and from time to time, upon not less than 20 days Notice by Landlord, Tenant shall furnish to Landlord an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, whether there exists any Event of Default or any situation which, with the giving of notice, passage of time, or both, would constitute an Event of Default hereunder based upon Tenant's current knowledge, whether Tenant contends that Landlord is in default hereunder, and if Tenant so contends, the basis for such contention, the date upon which the Term terminates, and such other information as Landlord reasonably may request. Any such certificate furnished pursuant to this Section 24.1 may be relied upon by Landlord, any prospective purchaser of the Property, and any Facility Mortgagee or Landlord Lender.

      24.2 Financial Information. Tenant shall furnish, the following statements to Landlord:

      (a) within 120 days after the end of each Fiscal Year, a balance sheet and statements of revenues and expenses and changes in retained earnings and cash flows for Tenant, certified by independent public accountants of recognized standing acceptable to Landlord, such statements to be prepared in accordance with generally accepted accounting principles consistently applied, to be for such Fiscal Year and the immediately preceding Fiscal Year


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
and to be in comparative columnar form; within 90 days after the end of each Fiscal Year, Tenant shall provide unaudited preliminary financial statements similar to those referred to above;

      (b) within 120 days after the end of each Fiscal Year, a schedule of capital expenditures or reserves therefor of Tenant for such Fiscal Year as required by Section 29.2(a)(i) hereof;

      (c) within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, financial statements similar to those referred to in clause (a) above, but only certified by the principal financial or other appropriate officer of Tenant, as having been prepared in accordance with generally accepted accounting principles consistently applied (but which may exclude footnote disclosures), such financial statements to be for the period from the beginning of such Fiscal Year (and immediately preceding Fiscal Year) to the end of such quarter (and comparable quarter);

      (d)  concurrent with the statements furnished pursuant to clauses (a) and
(b) above, an Officer's Certificate stating that, after making, due inquiry, Tenant is not in default in the performance or observance of any of the terms of this Lease, or if Tenant shall be in default to its knowledge, specifying all such defaults, the nature of such defaults, and the steps being taken to remedy the same;

      (e) within 30 days after the end of each month, financial statements similar to those referred to in clause (a) together with operating statistics but only certified by the principal financial or other appropriate officer of Tenant, as having been prepared in accordance with generally accepted accounting principles consistently applied, and

      (f) with reasonable promptness, such other information respecting the financial condition and affairs of Tenant as Landlord may reasonably request from time to time.

      24.3 Licensing Information. Tenant shall promptly furnish to Landlord complete copies of all surveys, examinations, inspections, compliance certificates and similar reports of any kind issued to Tenant by any governmental agencies or authorities having jurisdiction over the licensing of the operation of the Property which are material to the Property or the Facility, their ownership or operation.


                                   ARTICLE XXV
                     APPRAISALS OF THE PROPERTY AND OPTIONS

      25.1 Appraisers. If at any time it becomes necessary to determine the Fair Market Value, Fair Market Value Purchase Price


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
or Fair Market Rental of the Property for any purpose under this Lease, and the parties are unable to agree thereupon, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf. Within ten days after such Notice, Landlord or Tenant, as the case may be, shall by Notice to Tenant or Landlord, as the case may be, either agree to the appointment of the appraiser identified in such initial Notice, in which case such appraiser shall be the sole appraiser for purposes of determining the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental, as the case may be, or shall appoint a second person as an appraiser on its behalf. Any appraiser appointed pursuant to this Section must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto). The appraiser(s) thus appointed shall, within 45 days after the date of the Notice appointing the first appraiser, proceed to appraise the Property to determine the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental thereof (as the case may be) as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date). In the case of two appraisers, except as provided in Section 25.2, the two appraisals shall be averaged to determine the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental, as the case may be. In any event, the appraised value determined in accordance with this Section shall be final and binding on Landlord and Tenant.

      25.2 Method of Appraisal. Any appraisal required or permitted by the terms of this Lease shall be conducted in a manner consistent with sound appraisal practice, taking into account each of the income, market and cost appraisal methodologies. Notwithstanding the provisions of Section 25.1, if the difference between the appraisal amounts determined by the appraisers appointed pursuant to
Section 25.1 exceeds ten percent of the lesser of such appraisal amounts, then the two appraisers shall have 20 days to appoint a third appraiser. If no such appraiser is appointed within such 20 days or within 90 days of the original request for a determination of Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental (as the case may be), whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental (as the case may be) within 45 days after the appointment of such appraiser. The determination of the three appraisers which differs most in the terms of dollar amount from the determinations of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be the appraised value, which appraised value shall be final and binding upon Landlord and Tenant as the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental of the Property, as the case may be. If the lowest and


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
highest appraised values are equidistant in amount from the middle appraised value, then such middle appraised value shall be the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental (as the case may be). The provisions of this Article shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant each shall pay the fees and expenses of the appraiser appointed by it, and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.


                                  ARTICLE XXVI
                               OPTIONS TO PURCHASE

      26.1 Landlord's Option to Purchase Tenant's Personal Property; Transfer of Licenses. Provided Tenant has not exercised its option pursuant to Section 26.2 hereof, effective upon not less than ninety (90) days prior notice given at any time within one hundred eighty (180) days prior to the expiration of the Term of this Lease, or upon such shorter Notice as shall be reasonable if this Lease is terminated prior to its expiration date, Landlord shall have the option to purchase all (but not less than all) of Tenant's Personal Property, if any, at the expiration or termination of this Lease, for an amount equal to the then fair market value thereof, taking into account and with appropriate price adjustments for all equipment leases, conditional sale contracts, UCC-1 financing statements and other encumbrances to which such Tenant's Personal Property is subject. Upon the expiration or termination of the Lease and such purchase by Landlord, Tenant shall use good faith efforts, at Landlord's sole cost and expense, to transfer and assign to Landlord or its designee, or assist Landlord or its designee in obtaining, any contracts, licenses, and certificates required for the then operation of the Facility.

      26.2 Tenant's Option to Purchase the Property. Provided no Event of Default specified in Section 17.1 (a) hereof nor any other material Event of Default has occurred and is continuing, and provided Tenant simultaneously exercises its option to purchase the Properties subject to the other Leases, Tenant shall have the option exercisable on not less than one hundred eighty
(180) days nor more than three hundred sixty (360) days Notice to purchase the Property, at the expiration of the Fixed Term, or at the expiration of any Extended Term, at the greater of (y) the Fair Market Value of the Property as of the date specified for transfer of the Property in such Notice or (z) the Total Investment Cost. Any such purchase of the Property by Tenant will constitute a Sale, and will be subject to the indemnification provisions of Section 22.1 hereof. Upon exercise by Tenant of its option to purchase the Property, Landlord shall, at the election of Tenant, either convey


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
the Property as a sale of assets or as a sale of the stock of a corporation whose sole assets consist of the Property.

      If Tenant shall timely and properly exercise the foregoing option, the sale of the Property shall be consummated through an escrow to be opened with a mutually acceptable title or escrow company and shall close within ten Business Days following the expiration of the Fixed Term or Extended Term in connection with which Tenant exercised such purchase option. The purchase price of the Property (net of the principal balance of any Facility Mortgage placed on the Property by Landlord and expressly assumed by Tenant) shall be deposited into escrow by wire transfer of Federal Funds at least two business days prior to close of escrow and shall be paid to Landlord at close of escrow by wire transfer of Federal Funds to such account as Landlord shall designate. Tenant acknowledges and agrees that it shall purchase the Property from Landlord "AS IS" and subject to all faults, defects in title and other matters whatsoever, including, but not limited to, all matters of record other than Facility Mortgage not expressly assumed by Tenant and any other liens, encumbrances, attachments, levies or claims encumbering, at the instance of Landlord, the Property, all of which shall be removed of record prior to purchase. Landlord shall be conclusively deemed not to have made any warranty or representation regarding the title, condition or other status of the Property. All title insurance premiums and other closing costs associated with the purchase of the Property by Tenant pursuant to this Section shall be paid by Tenant.

      26.3 Tenant's Right of First Refusal. In the event that at any time during the Term or the Extended Term, Landlord should receive an offer to acquire its interest in the whole or any portion of the Property, and if such offer is acceptable to Landlord, or if Landlord should make an offer to sell, convey or transfer the whole or any portion of its interest in the Property, the Tenant shall have, and Landlord does hereby grant to Tenant, the right of first refusal to acquire Landlord's interest in the Property under the same terms and conditions as such offer; provided, however, that if such offer to acquire or to sell, convey or transfer all or any portion of the Property is part of an offer to acquire other property from Landlord, in addition to all or any portion of the Landlord's interest in the Property, Tenant may exercise the right of first refusal granted in this section 26.3 only by agreeing to acquire all of the property which is the subject of the offer on the same terms, conditions and payment timetable as in the original offer. Upon receipt of any such acceptable offer or upon transmittal of any offer, Landlord shall certify a complete, true and correct copy of such offer to Tenant including all of the terms thereof. Tenant shall have a period of 20 days from the date of the receipt of such certification to exercise such right of first refusal by Notice to Landlord within such period. Failure to exercise the right with respect to any particular offer shall not terminate the right with respect to any


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
other offer. If Tenant refuses to acquire the Property pursuant hereto and Landlord sells the Property to a third party, such sale shall provide that it is subject to the rights of Tenant under this Lease.


                                  ARTICLE XXVII
                                FACILITY MORTGAGE

      Without the consent of Tenant, Landlord may, subject to the terms and conditions set forth below in this Section, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance, security interest or title retention agreement ("Encumbrance") upon the Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing provided that the principal amount of such borrowing, financing or refinancing does not exceed 80% of the then Fair Market Value of the Property. Any such Encumbrance (i) shall contain the right to prepay (whether or not subject to a prepayment penalty, which penalty shall be paid by Landlord), (ii) shall provide that it is subject to the rights of Tenant under this Lease, including, the rights of Tenant to acquire the Property pursuant to the applicable provisions of this Lease, provided, however, that Tenant agrees that it will not unreasonably withhold its consent to any request by Landlord that Tenant subordinate this Lease to any mortgage or deed of trust that may hereafter from time to time be recorded on the Property, and to any and all advances made or to be made thereunder, and to renewals, replacements and extensions thereof and (iii) shall be paid in full and released and reconveyed in the event Tenant purchases the Property pursuant to this Lease, unless Tenant elects to assume such Encumbrance. Any such subordination, however, shall be subject to the condition precedent that the mortgagee under such mortgage or the beneficiary under such deed of trust enter into a written nondisturbance and attornment agreement with Tenant, in form and content satisfactory to Tenant, whereunder it is agreed that in the event of a sale or foreclosure under such mortgage or deed of trust, the purchaser of the Property (including the mortgagee or beneficiary under such mortgage or deed of trust), shall acquire or hold the Property subject to this Lease so long as Tenant is not in default hereunder, and so long as Tenant recognizes such purchaser as the landlord under this Lease and agrees, if requested to do so, to attorn to such purchaser and, if instructed to do so by such purchaser, to make rental payments directly to it.


                                 ARTICLE XXVIII
                             LIMITATION OF LIABILITY

      Tenant specifically agrees that neither AHP nor Landlord nor any officer, shareholder, employee or agent of AHP or Landlord (each of which shall, for purposes of this Article XXVII, be


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
considered an Affiliate of Landlord) shall be held to any personal liability, jointly or severally, for any obligation of, or claims against Landlord, Tenant agreeing to look solely to Landlord's equity interest in the Property for recovery of any judgment from Landlord. The provisions contained in the foregoing sentence are not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest, or any action not involving the personal liability of Landlord (original or successor). In no event shall Landlord (original or successor) or any Affiliate of Landlord be required to respond in monetary damages from Landlord's assets other than Landlord's equity interest in the Property. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord or any Affiliate of Landlord (original or successor) ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.


                                  ARTICLE XXIX
                         ADDITIONAL COVENANTS OF TENANT

      29.1 Additional Negative Covenants. Tenant covenants and agrees with Landlord that, during the Term hereof, Tenant shall not, either directly or indirectly:

      (a) Liens. Incur, create, assume or permit to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever (including conditional sales or other title retention agreements) on any property or other assets now owned or hereafter acquired by Tenant, including, but not limited to, Tenant's leasehold interest under this Lease and Tenant's Personal Property, other than:

      (i) deposits or pledges to secure payment of workmen's compensation, unemployment insurance, old age pensions or other social security;

      (ii) liens for taxes or assessments or other governmental charges or levies if not yet due and payable, or if in good faith being contested or litigated, provided that a reserve against such taxes, assessments, charges and levies deemed adequate by Landlord shall be maintained and Tenant shall furnish security reasonably satisfactory to Landlord for the payment of such taxes, assessments, charges and levies;

      (iii) liens in favor of Landlord or NHI;

      (iv) purchase money security interests securing the payment of not more than 75% of the purchase price of any item of personal property;


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
      (v) security interests in accounts receivable under working capital lines of credit securing, indebtedness not exceeding 80% of the net book value of such accounts receivable;

      (vi) judgments and other similar liens, provided that the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings in accordance with the requirements of this Lease;

      (vii) liens constituting renewals, extensions or replacements of liens described in the foregoing clauses, but only, in the case of each such renewal, extension or replacement lien, to the extent of the principal amount of the obligation so secured at the time of the extension, renewal or replacement, and to the extent that such renewal, extension or replacement lien is limited to all or part of the property that secured the lien extended, renewed or replaced; and

      (viii) liens being contested in accordance with the provisions of Article XIII.

      (b) Cash Flow Coverage Ratio. Unless Tenant is in full compliance with the provisions of Section 3.1 of the Security Agreement, Tenant shall not permit the ratio of: (a) Cash Flow to (b) Total Rent reserved for any calendar quarter to be less than 1.75 to one; provided, however, that the failure to maintain either of such ratios shall not constitute an event of default if the Lease Reserve Fund is (i) then maintained in an amount equal to six months Initial Base Rent or (ii) reinstated to an amount equal to six months Initial Base Rent within thirty (30) days after Tenant delivers to Landlord financial statements indicating such failure.

      (c) Sale of Assets. Sell, lease, transfer or otherwise dispose of all or any substantial part of its properties or assets, except for (x) properties that are no longer useful in its business or have been replaced and (y) during any 12-month period, Properties with an aggregate market value of up to $500,000.

      (d) Consolidation or Merger. Consolidate with or merge into any other corporation or partnership or permit any other corporation or partnership to merge into it unless after giving pro forma effect to the merger, based on its and the disappearing corporation's financial statements for, in each case, its most recently completed fiscal year or quarter, there is no violation of any of the covenants of this Lease to be observed or performed by Tenant.

      (e) Guarantees. Guarantee or otherwise incur liability for the obligations of others except for endorsement of negotiable instruments for deposit or collection.


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
      (f) Dividends. Declare or pay any dividend or make any distribution unless (i) Tenant is not in default under the Lease and (ii) the Lease Reserve Fund is maintained in an amount equal to six months Initial Base Rent, or, Signature shall have a Tangible Net Worth of not less than $5,000,000.

      (g) Management Fee. Pay any person or entity a management or advisory fee in connection with the management and operation of the Facility in any Fiscal Year unless Tenant is not in default under the Lease and the obligation to pay such management fee is subordinated to the payment obligations under the Lease and such person or entity provides a guaranty of the obligations of the Leases.

      29.2 Additional Affirmative Covenants. Tenant covenants and agrees with Landlord that, during the Term hereof, Tenant shall:

      (a)   Maintenance of Properties and Intangible Assets.

      (i) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and, except as permitted in Section 29.1(d), with such exceptions, if any, as are not material in the aggregate, to obtain and, having obtained, preserve, renew and keep in full force and effect all customary accreditation, rights, licenses and permits and, with such exceptions, if any, as are not material in the aggregate, comply with all laws and regulations applicable to it and conduct and operate the Facility in substantially the manner, with such chances as may from time to time be considered by management as necessary or appropriate, in which it is presently conducted and operated, and at all times, with such exceptions as are not material in the aggregate, to obtain, maintain, preserve and protect all necessary franchises, provide agreements, contract rights, trademarks and trade names used or useful in its operations and preserve all its assets which are used or useful in the conduct of its operations, and keep the same in working order and condition, and, with such exceptions as are not material in the aggregate, from time to time to make, or cause to be made, all necessary repairs, renewals, replacements, betterments and improvements thereto, so that the operation of the Facility may be properly and advantageously conducted at all times. Tenant shall maintain the Facility in good condition and repair pursuant to an annual capital expenditure budget or reserve of not less than $300 per Facility bed with any such reserves to be expended within three years of the reserve, and all such reserves to be expended during the Term. Without limiting the generality of the foregoing, Tenant shall use or cause the Property to be used for the Primary Intended Use and only for such other uses as may be necessary in connection with or incidental to said use or as may be agreed to by Landlord in its sole and absolute determination. With such exceptions as are not material in the aggregate, no use shall be made or permitted to be made of the Property and no acts shall be done which violate any Legal

Requirements or Insurance Requirements or which will cause the cancellation of any insurance policy covering the Property or any part thereof or any provider agreements. Tenant shall comply in all material respects with all Legal Requirements and all of the requirements pertaining to the Property of any insurance board, association, organization or company necessary for the maintenance of the insurance required pursuant to this Lease.

      (ii) Tenant, immediately upon obtaining knowledge of facts which are reasonably likely to result in an action by any Federal, state or local agency (or the staff thereof) to revoke, withdraw or suspend any permit, license, conditional use permit, variance certificate, certificate of need, letter of nonreviewability, provider agreement or other governmental approval, or an action of any other type, which would have a material adverse effect on the Tenant or the operations of the Facility, shall notify the Landlord thereof immediately.

      (b) Obligations and Taxes. With such exceptions as are not material individually or in the aggregate, none of which exceptions results in the creation of a lien prohibited by this Lease on any property of Tenant, pay all indebtedness and obligations in accordance with customary trade practices and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed on it or upon its income and profit, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as pay before they shall become in default all lawful claims for labor, material and supplies or otherwise which, if unpaid, might become a lien or charge upon such Property or any part thereof.

      (c) Pension Plans. Tenant shall notify Landlord within ten business days of the occurrence of any of the following events ("Notification Events") with respect to Tenant's Plans and within ten days of obtaining knowledge of any Notification Event with respect to Plans of its Affiliates: (i) the termination of a Plan, unless such Plan can be terminated without material adverse effect on the business, properties or condition (financial or otherwise) of Tenant or its Affiliates; (ii) the failure to make contributions to any of Tenant's Plans (including any Multiemployer Plans) in a timely manner and in sufficient amount to comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (iii) the failure to comply with all material requirements of ERISA and the Code which relate to such Plans and Multiemployer Plans (as defined by ERISA), the failure with which to comply would have a material adverse effect on the business, properties or condition (financial or otherwise) of Tenant or its Affiliates; (iv) receipt by Tenant of any notice of the institution of any proceeding or other action which may directly result in the termination of any Plans or Multiemployer Plans; (v) a Termination Event or Reportable Event (as defined by ERISA) with respect to a Plan; and (vi) any event or condition which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of Tenant. Tenant shall not fail to make any payments to any Multiemployer Plan that Tenant may be required to make under any agreement relating to any Multiemployer Plan, ERISA or any other law pertaining thereto, except for any payments being contested in good faith in accordance with Article XIII with respect to which Tenant has established adequate reserves or which, if not made, would not have a material adverse effect on the business, properties or condition (financial or otherwise) of Tenant or its Affiliates.

      29.3 Security for the Lease.

      (a) Security Agreement. On or before the Commencement Date, Tenant shall execute and deliver to Landlord the Security
Agreement.

      (b) Absolute Assignment. Tenant shall, on or before the Commencement Date, execute and deliver to Landlord an absolute assignment of subleases and rents pursuant to which Tenant shall assign to Landlord, subject to a license to Tenant to retain so long as no Event of Default is continuing, all of Tenant's rights, title and interest in any subleases and assignments permitted under this Lease and the proceeds thereof.

      (c) Lease Reserve Fund. As security for the timely and faithful performance by Tenant of each and every one of Tenant's obligations under this Lease, Tenant shall, on the Commencement Date and thereafter as provided in
Section 3.1 of the Security Agreement, create and maintain the Lease Reserve Fund referred to in Section 3.1 of the Security Agreement in an amount equal to six months Initial Base Rent (the "Lease Reserve Fund"). Notwithstanding any contrary provision of this Section 29.3(c), Tenant shall maintain the Lease Reserve Fund in a reduced amount equal to the amount of the Initial Base Rent for three months, if, for each of the four consecutive full calendar quarters most recently completed (during the Term), (i) (x) Tenant's Cash Flow is at least 1.75 times (y) Total Rent, (ii) Guarantors' Cash Flow is at least 2.5 times Fixed Charges, and (iii) Guarantors have maintained a tangible net worth of at least $5,000,000, all as reflected in financial statements prepared in accordance with generally accepted accounting principals as set forth in an Officer's Certificate delivered not later than sixty (60) days after the end of such most recent quarter. Such Officer's Certificate shall be accompanied by an appropriate cash flow statement and a compilation report thereon, without material qualification, of Tenant's independent public accountants. If Tenant delivers financial information to Landlord pursuant to Section 24.2 hereof which indicates that Tenant has failed to maintain the financial conditions therein and herein for the most recent period of two consecutive calendar quarters, Tenant shall within ten (10) business days reinstate the Lease Reserve Fund to


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the fall amount of six months Initial Base Rent, and Tenant's failure so to do shall be deemed an immediate Event of Default hereunder, without requirement of demand therefor by Landlord or the giving, of any Notice, and, in such event, Landlord shall have the right to draw the entire balance of the Lease Reserve Fund and apply the proceeds against any obligation or obligations of Tenant hereunder in such amount or amounts as Landlord, in its sole discretion, shall decide and exercise any other remedies permitted Landlord hereunder, at law or in equity. Landlord shall not be deemed to hold the Lease Reserve Fund in trust, but shall not commingle such funds with other assets of Landlord. Tenant shall not be entitled to any interest with respect to any such funds held by Landlord.


                                   ARTICLE XXX
                                  MISCELLANEOUS

      30.1 Landlord's Right to Inspect. Landlord and its authorized representatives may, at any time and from time to time, upon reasonable notice to Tenant, inspect the Property during usual business hours subject to any security, health, safety or patient business confidentiality requirements of Tenant or any Governmental agency, or created by any Insurance Requirement or Legal Requirement relating, to the Property

      30.2 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy provided hereunder, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by applicable law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

      30.3 Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy the exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

      30.4 Acceptance of Surrender. No surrender to Landlord of this Lease or of all or any portion of or interest in the Property shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by


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Landlord, shall constitute an acceptance of any such surrender by Tenant.

      30.5 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby if the same person, firm, corporation or other entity acquires, owns or holds, directly or indirectly, this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and the fee estate in the Property.

      30.6 Conveyance by Landlord. If Landlord or any successor owner of the Property conveys the Property in accordance with the terms hereof (other than as security for a debt), and the grantee or transferee of the Property expressly assumes all obligations of Landlord hereunder arising, or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, thereupon shall be released from all liabilities and obligations of Landlord under this Lease.

      If Tenant assigns the Lease in accordance with the terms hereof, Landlord consents to such assignment pursuant to Section 23.1 and the assignee expressly assumes all obligations of Tenant hereunder arising or accruing from and after the date of such conveyance or transfer, Tenant and Guarantors thereupon shall be released from their respective liabilities and obligations under this Lease.

      30.7 Quiet Enjoyment. So long as Tenant pays all Rent as the same becomes due and fully complies with all of the terms of this Lease and fully performs its obligations hereunder, Landlord warrants, represents and covenants that Tenant shall peaceably and quietly have, hold and enjoy the Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the date hereof or hereafter consented to by Tenant. Except as otherwise provided in this Lease, no failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail or refuse to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action, to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Section.

      30.8 Notices. All notices, demands, requests, consents, approvals and other communications ("Notice" or "Notices") hereunder shall be in writing and delivered by personal delivery, courier or messenger service, express or overnight mail, or by registered or certified mail, return receipt requested and postage prepaid, addressed to the respective parties as follows:


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      If to Tenant:           Arkansas, Inc.
                              2105 Clubhouse Drive
                              Greeley, Colorado 80634
                              Attention: President


      If to Landlord:         AHP of Colorado, Inc.
                              c/o American Health Properties, Inc. 6400
                              South Fiddler's Green Circle Suite 1800
                              Englewood, Colorado 80111
                              Attention:  General Counsel


      If to NHI:              National Health Investors, Inc.  City
                              Center
                              100 Vine Street
                              Murfreesboro, Tennessee 37130

or to such other address as either party may hereafter designate. Personally delivered Notices sent by courier or messenger service or by express or overnight mail shall be effective upon receipt, and Notices given by mail shall be complete at the time of deposit in the U.S. mail system, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by mail shall be extended five (5) days.

      30.9 Survival of Terms; Applicable Law. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination for two years, except for third party claims based on alleged tortious actions and omissions of Tenant during the term of this Lease, which third party claims shall survive the term of this Lease. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable for any reason whatsoever, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charge or any interest rate provided for in any provision of this Lease based upon a rate in excess of the maximum rate permitted by applicable law, such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged, modified or terminated except by an instrument in writing and in recordable form, signed by Landlord and Tenant. Subject to any limitations on assignment contained in this Lease, all the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, BUT NOT INCLUDING ITS CONFLICTS OF LAWS RULES.


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      30.10 Exculpation of Landlord's Officers and Agents. This Lease is made on behalf of Landlord by an officer thereof, not individually, but solely in his capacity in such office as authorized by the directors of Landlord pursuant to its by-laws. The obligations of this Lease are not binding upon, nor shall resort be had to, the private property of any of the directors, shareholders, officers, employees or agents of Landlord personally, but bind only Landlord's property. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest, or any action not involving the personal liability of the directors, Shareholders, officers, employees or agents of Landlord. Except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

      30.11 Transfers Following Termination. Upon the expiration or earlier termination of the Term, Tenant shall use good faith efforts to transfer to Landlord or Landlord's nominee, or to cooperate with Landlord or Landlord's nominee in connection with the processing by Landlord or Landlord's nominee of any applications for, all licenses, operating permits and other governmental authorizations and all contracts (including contracts with governmental or quasi-governmental entities) which may be necessary for the operation of the Facility provided, however, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord's nominee.

      30.12 Tenant's Waivers. Tenant waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waives all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

      30.13 Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either party, enter into a short form memorandum of this Lease and all options contained herein, in form suitable for recording under the laws of the State in which the Property is located. Tenant shall pay all costs and expenses of recording such memorandum of this Lease.

      30.14 Arbitration. Any controversy (a) involving $1,000,000 or less (exclusive of interest and costs) arising out of, connected with or incidental to this Agreement (except disputes concerning determinations of Fair Market Value which shall be resolved exclusively as provided in Article XXV) and (b) involving clauses (vii) and (viii) in the definition of Substitute Property shall be decided by arbitration under the expedited procedures of the American Arbitration Association, provided that claim is made within the applicable period of limitation. Depositions to obtain


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discovery may be taken upon good cause, upon leave to do so granted by the arbitrator. If either party hereto alleges in a court action that such controversy exceeds $1,000,000, such party shall be deemed to have waived the right to interest and costs in any award obtained therein if such award does not exceed $1,000,000.

      30.15 Modifications. No provision of this Lease may be amended, supplemented or otherwise modified except by an agreement in writing, signed by the parties hereto or their respective successors in interest.

      30.16 Attorneys' Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Lease or because of the breach by the other party of any of the terms hereof, the losing or defaulting party shall pay to the prevailing party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment.

      30.17 Brokers.

            (a) Tenant. Tenant hereby warrants that no real estate broker or finder who is not an employee of Tenant has represented or will represent it in this transaction and that no finder's fees have been earned by a third party who may claim through Tenant. Tenant shall indemnify and hold harmless the Landlord against any claim for brokerage fees made by any employee of Tenant.

            (b) Landlord. Landlord hereby warrants that no real estate broker or finder who is not an employee of Landlord has represented or will represent it in this transaction and that no finder's fees have been earned by a third party who may claim through Landlord. Landlord shall indemnify and hold harmless the Tenant against any claim for brokerage fees made by any employee of Landlord.

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      IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

                                          ARKANSAS, INC., a Colorado
                                          corporation

                                          By: /s/ David A. Kremser
                                              ----------------------------------
                                                David A. Kremser,
                                                President



                                          AHP OF COLORADO, INC.,
                                          a Colorado corporation

                                          By: /s/ Geoffrey D. Lewis
                                              ----------------------------------
                                                Geoffrey D. Lewis,
                                                Vice President


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